UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FireEye, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIREEYE, INC.

1440 McCarthy Blvd.

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Thursday, June 11, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders (the “Annual Meeting”) of FireEye, Inc., a Delaware corporation (“FireEye”). The Annual Meeting will be held on Thursday, June 11, 2015 at 11:00 a.m. Pacific Time, at 1390 McCarthy Blvd., Milpitas, California 95035, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class II directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 13, 2015 as the record date for the Annual Meeting. Only stockholders of record on April 13, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 24, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the Internet address listed on the Notice.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.

Thank you for your continued support of FireEye.

By order of the Board of Directors,

David G. DeWalt

Chief Executive Officer and Chairman of the Board

Milpitas, California

April 24, 2015

FIREEYE, INC.

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Thursday, June 11, 2015

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2015 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 11, 2015 at 11:00 a.m. Pacific Time, at 1390 McCarthy Blvd., Milpitas, California 95035. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 24, 2015 to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the two nominees for election as Class II directors; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 13, 2015, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 156,202,539 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Stockholder of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date, and present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 10, 2015. Alternatively, you may request a printed proxy card by telephone at 888-776-9962, over the Internet at http://www.amstock.com/proxyservices/requestmaterials.asp, or by email at info@amstock.com, and then follow the instructions under the heading “You may vote by mail” immediately below.

•	You may vote by mail. If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to the tabulation agent in the enclosed postage-paid envelope so that it is received no later than June 10, 2015. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the two nominees for election as Class II directors and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

•	You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, California 95035, by 11:59 p.m. Eastern Time on June 10, 2015; or

•	attending the Annual Meeting and voting in person.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the two nominees for election as Class II directors (Proposal No. 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal No. 2); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) is a non-routine matter, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 156,202,539 shares of common stock outstanding, which means that 78,101,270 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. This means that the two nominees who receive the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.

•	Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FireEye or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials and annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

FireEye, Inc.

Attention: Secretary

1440 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 26, 2015. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

FireEye, Inc.

Attention: Secretary

1440 McCarthy Blvd.

Milpitas, CA 95035

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2016 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 9, 2016; and

•	not later than March 10, 2016.

In the event that we hold our 2016 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws.

In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Five of our directors are independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. In addition, pursuant to our bylaws, at any time before, on or after the day of the Annual Meeting, our board of directors may increase the authorized number of directors and fill the vacancy or vacancies created thereby with one or more new directors.

There are three Class II directors whose current term of office expires at the Annual Meeting: David G. DeWalt, Ashar Aziz and Robert F. Lentz. Our board of directors has nominated Messrs. DeWalt and Aziz for re-election at the Annual Meeting to serve as Class II directors until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified. Mr. Lentz has not been nominated to stand for re-election at the Annual Meeting and, accordingly, the authorized number of directors will be reduced effective as of the Annual Meeting to eliminate the vacancy on our board of directors resulting from the expiration of his term.

The following table sets forth the names, ages as of April 13, 2015, and certain other information for each of the directors whose terms expire at the Annual Meeting and for each of the directors whose terms do not expire at the Annual Meeting:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Directors Whose Terms Expire at the Annual Meeting
Ashar Aziz	II	56	Founder, Chief Strategy Officer and Vice Chairman of the Board	2004	2015	2018
David G. DeWalt(1)	II	50	Chief Executive Officer and Chairman of the Board	2012	2015	2018
Robert F. Lentz(1)(2)	II	62	Director	2010	2015	—

2. Directors Whose Terms Do Not Expire at the Annual Meeting
Kimberly Alexy(2)	I	44	Director	2015	2017	—
William M. Coughran Jr.(3)(4)	I	62	Director	2012	2017	—
Ronald E. F. Codd(2)(3)	III	59	Director	2012	2016	—
Enrique Salem(1)(4)	III	49	Director	2013	2016	—

(1)	Member of our government classified information and security committee
(2)	Member of our audit committee
(3)	Member of our nominating and corporate governance committee
(4)	Member of our compensation committee

Nominees for Director

Ashar Aziz founded FireEye in 2004 and served as our Chief Executive Officer until November 2012. He has served as our Vice Chairman of the Board and Chief Strategy Officer since November 2012 and as a member of our board of directors since February 2004. Mr. Aziz served as our Chief Technical Officer from November 2012 to April 2014. Prior to FireEye, Mr. Aziz founded Terraspring, Inc., a data center automation and virtualization company acquired by Sun Microsystems, Inc., in November 2002 and served as Chief Technology Officer of its N1 program until October 2003. Prior to Terraspring, Inc., Mr. Aziz spent 12 years at Sun

Microsystems as a distinguished engineer focused on networking and network security. He currently serves on the board of directors of a number of privately held technology companies. Mr. Aziz holds an S.B. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and an M.S. in Electrical Engineering and Computer Science from the University of California, Berkeley, where he received the U.C. Regents Fellowship. Our board of directors believes that Mr. Aziz possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our founder and former Chief Executive Officer and as one of our largest stockholders, as well as his extensive experience with technology companies.

David G. DeWalt has served as our Chief Executive Officer since November 2012 and has served as our Chairman of the Board since May 2012. Prior to joining FireEye, Mr. DeWalt served as President, Chief Executive Officer and director of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions, from April 2007 until February 2011 when McAfee was acquired by Intel Corporation. Mr. DeWalt served as President of McAfee, a wholly-owned subsidiary of Intel, from February 2011 to August 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including Executive Vice President, EMC Software Group and President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001 and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Mr. DeWalt has served on the board of directors of Delta Air Lines, Inc. since November 2011 and the board of directors of Five9, Inc. since April 2012. Mr. DeWalt served on the board of directors of Polycom, Inc. from November 2005 to May 2013 and as its Chairman of the Board from May 2010 to May 2013 and served on the board of directors of Jive Software, Inc. from February 2011 to April 2013. Mr. DeWalt holds a B.S. in Computer Science from the University of Delaware. Our board of directors believes that Mr. DeWalt possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his extensive senior management expertise in the network security industry.

Other Directors

Kimberly Alexy has served as a member of our board of directors since January 2015. Ms. Alexy has served as the Principal of Alexy Capital Management, a private investment management firm that she founded, since June 2005. Ms. Alexy has served on the board of directors of CalAmp Corp. since May 2008 and the board of directors of Five9, Inc. since October 2013. She previously served on the board of directors of SMART Modular Technologies (WWH), Inc. from September 2009 to August 2011, the board of directors of SouthWest Water Company from August 2009 to September 2010, the board of directors of Dot Hill Systems Corp. from December 2005 to May 2010, and the board of directors of Maxtor Corporation from June 2005 to May 2006. From 2012 to 2014, Ms. Alexy served as an Adjunct Lecturer at San Diego State University in the Graduate School of Business. From 1998 to 2003, she served as Senior Vice President and Managing Director of Equity Research for Prudential Securities, where she served as principal technology hardware analyst for the firm. Prior to joining Prudential, Ms. Alexy served as Vice President of Equity Research at Lehman Brothers, where she covered the computer hardware sector, and Assistant Vice President of Corporate Finance at Wachovia Bank. Ms. Alexy is a Chartered Financial Analyst (CFA), and holds a B.A. in Psychology from Emory University and an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary. Our board of directors believes that Ms. Alexy possesses specific attributes that qualify her to serve as a director, including her accounting expertise, extensive experience on public company boards and her experience in the financial services industry as an investment professional.

Ronald E. F. Codd has served as a member of our board of directors since July 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., a provider of human resource management systems. Mr. Codd has served on the board of directors of ServiceNow, Inc., Rocket Fuel Inc., and Veeva Systems Inc. since February 2012. Additionally, Mr. Codd previously served on the boards of directors of numerous information technology companies, including most recently DemandTec, Inc., Interwoven, Inc. and Data Domain, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University. Our board of directors believes that Mr. Codd possesses specific attributes that qualify him to serve as a director, including his extensive management and software industry experience, and his experience in finance.

William M. Coughran Jr. has served as a member of our board of directors since July 2012. Mr. Coughran has been a partner of Sequoia Capital, a venture capital firm, since October 2011. He currently serves on the board of directors of multiple private companies, and he served on the board of directors of Clearwell Systems, Inc. from March 2005 to June 2011, when it was acquired by Symantec, Inc. Prior to joining Sequoia Capital, Mr. Coughran held a number of roles at Google Inc. from April 2003 to September 2011, including Senior Vice President of Engineering. At Google, he was responsible for security efforts as well as serving on the executive committee and as an advisor to the founders and Eric Schmidt. Prior to Google, Mr. Coughran co-founded Entrisphere, Inc., a telecom equipment vendor, and served as its initial Chief Executive Officer and in other roles from November 1999 to December 2002. From 1980 to 1999, Mr. Coughran held a number of roles at Bell Labs, Inc. (originally part of AT&T, Inc. and then Lucent Technologies, Inc.), including vice president of the Computing Sciences Research Center, known for key developments in operating and distributed systems as well as early work in networked computer security. Mr. Coughran has held adjunct and visiting faculty roles at Stanford University, Duke University, and ETH Zürich. Mr. Coughran has a B.S. and M.S. in Mathematics from California Institute of Technology and an M.S. and Ph.D. in Computer Science from Stanford University. Our board of directors believes that Mr. Coughran possesses specific attributes that qualify him to serve as a director, including his extensive experience with technology companies and his experience as an investment professional.

Robert F. Lentz has served as a member of our board of directors since March 2010. Mr. Lentz has served as the President of Cyber Security Strategies since October 2009. He served as the Deputy Assistant Secretary of Defense for Cyber, Identity and Information Assurance in the Office of the Assistant Secretary of Defense, Networks and Information Integration/Chief Information Officer from November 2007 to October 2009. Since November 2000, he has also served as the Chief Information Security Officer for the U.S. Department of Defense. He previously worked at the National Security Agency from 1975 to 2000, where he served in the first National Computer Security Center as Chief of Network Security. Mr. Lentz has served as a member of the board of directors of Sypris Solutions, Inc. since July 2012, as well as on the board of directors of two private companies and as an advisor to several other technology companies. Mr. Lentz holds a B.A. in History and Social Science from St. Mary’s College and an M.S. in National Strategy from National Defense University. Mr. Lentz is not standing for re-election at the Annual Meeting and, accordingly, it is anticipated that his service on our board of directors will be completed on June 11, 2015.

Enrique Salem has served as a member of our board of directors since February 2013. He has been a managing director of Bain Capital Ventures since July 2014. Mr. Salem was president, Chief Executive Officer and a director of Symantec Corporation, a provider of information security, storage and systems management solutions, from April 2009 until July 2012. Mr. Salem was Chief Operating Officer of Symantec Corporation from January 2008 to April 2009, group President, Worldwide Sales and Marketing from April 2007 to January 2008, group President, Consumer Products from May 2006 to April 2007, Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to Symantec, from April 2002 to June 2004, Mr. Salem served as President and Chief Executive Officer of Brightmail, Inc., an email filtering company, prior to its acquisition by Symantec in 2004. Mr. Salem also held senior leadership roles at Oblix Inc., Ask Jeeves Inc., Peter Norton Computing, Inc. and Security Pacific Merchant Bank. In March 2011, he was appointed to President Barack Obama’s

Management Advisory Board. Mr. Salem previously served on the board of directors of Automatic Data Processing, Inc. from January 2010 to November 2013 and the board of directors of Symantec Corporation from April 2009 to July 2012. Mr. Salem currently serves on the board of directors of multiple private companies. He received the Estrella Award from the Hispanic IT Executive Council in 2010 and was named Entrepreneur of the Year in 2004 by Ernst & Young. Mr. Salem holds an A.B. in Computer Science from Dartmouth College. Our board of directors believes that Mr. Salem possesses specific attributes that qualify him to serve as a director, including his extensive leadership experience, including oversight of global operations, as well as a strong background in information technology, data security, compliance and systems management.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing requirements of The NASDAQ Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The NASDAQ Stock Market.

Our board of directors has undertaken a review of the independence of each director and considered whether such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Ms. Alexy and Messrs. Codd, Coughran, Lentz and Salem are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market.

Board Leadership Structure

Mr. DeWalt currently serves as both chairman of our board of directors and our Chief Executive Officer. Our board of directors believes that the current board leadership structure provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. DeWalt’s leadership and years of experience as an executive in the IT security industry. Mr. DeWalt is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. DeWalt possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. We do not have a lead independent director, but our independent directors bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that Mr. DeWalt’s combined role enables strong leadership, creates clear accountability, facilitates information flow between management and our board of directors, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

During 2014, our board of directors held ten meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

It is the policy of our board of directors to regularly have separate meeting times for independent directors without management.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Seven of the eight directors who served during 2014 attended our 2014 annual meeting of stockholders.

Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a government classified information and security committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Kimberly Alexy, Ronald E. F. Codd and Robert F. Lentz, each of whom is a non-employee member of our board of directors. Mr. Codd is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market. Our board of directors has also determined that Mr. Codd qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of The NASDAQ Stock Market. This designation does not impose on Mr. Codd any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	pre-approving any audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statements.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2014, our audit committee held nine meetings.

Compensation Committee

Our compensation committee is comprised of William M. Coughran Jr. and Enrique Salem, each of whom is a non-employee member of our board of directors. Mr. Salem is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules and regulations of the SEC, including Rule 10C-1 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code. Our compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation, employment agreements, severance arrangements and change in control agreements; and any other benefits, compensation or arrangements; provided that any approvals relating to the Chief Executive Officer’s compensation will be subject to the ratification of our entire board of directors, with any non-independent directors abstaining;

•	administering our equity compensation plans; and

•	overseeing our overall compensation philosophy, compensation plans and benefits programs.

Our compensation committee may form subcommittees and may delegate to such subcommittees such power and authority as our compensation committee deems appropriate. Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2014, our compensation committee held 12 meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ronald E. F. Codd and William M. Coughran Jr., each of whom is a non-employee member of our board of directors. Mr. Coughran is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the listing requirements of The NASDAQ Stock Market. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of The NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2014, our nominating and corporate governance committee held three meetings.

Government Classified Information and Security Committee

Our government classified information and security committee is comprised of David G. DeWalt, Robert F. Lentz and Enrique Salem. Mr. DeWalt is the chair of our government classified information and security committee. Our government classified information and security committee is responsible for, among other things:

•	reviewing and making recommendations to our board of directors on matters concerning the Company that involve or relate to (i) information or activities that have been classified for purposes of national security by an agency or instrumentality of the government and (ii) the security of the Company’s personnel, data and facilities; and

•	assisting our board of directors in fulfilling its oversight responsibilities relating to such matters.

Our government classified information and security committee operates under a written charter. During 2014, our government classified information and security committee held one meeting.

Compensation Committee Interlocks and Insider Participation

During 2014, William M. Coughran Jr., Promod Haque and Enrique Salem served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our compensation committee or our board of directors. We have had a compensation committee since November 2012. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our executive officers.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the composition of our board of directors, including, without limitation, issues of character, integrity, judgment, diversity, age, independence, expertise, length of service, understanding of our business and other commitments. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no other stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least 12 months prior to the date of the submission of the recommendation. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diversity of experience, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and FireEye and evidence of the recommending stockholder’s ownership of our common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors membership. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our General Counsel at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, California 95035. To be timely for our 2015 annual meeting of stockholders, our General Counsel must receive the nomination no earlier than February 9, 2016 and no later than March 10, 2016. The notice must state the information required by Section 2.4(ii) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our General Counsel at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035. Our General Counsel will review all incoming stockholder communications (excluding mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material), and if deemed appropriate, the stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our audit committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Outside Director Compensation Policy

In August 2014, our board of directors approved our Outside Director Compensation Policy. Members of our board of directors who are not employees are eligible for awards under our Outside Director Compensation Policy. Our Outside Director Compensation Policy is effective as of August 1, 2014.

Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of equity, as described below:

Initial Award

Upon joining our board of directors, each new non-employee director elected or appointed after August 1, 2014 will automatically receive an equity award of restricted stock units with a total value of $400,000. This award will vest at to 1/3 of the shares subject to the restricted stock units annually over a three-year period, subject to continued service through each vesting date.

Annual Awards

On the effective date of our Outside Director Compensation Policy in August 2014, each non-employee director who had been a non-employee director for at least six months received an equity award of restricted stock units with a total value based on board and other service as described below. In addition, on the date of each annual meeting of our stockholders beginning with our 2015 annual meeting, each non-employee director who has been a non-employee director for at least six months will receive an equity award of restricted stock units with a total value based on board and other service as described below, provided that an award will not be granted to any non-employee director who is not continuing as a director following the applicable annual meeting of stockholders.

Board Member:	$200,000
Lead Independent Director (if applicable):	$20,000

Committee Service:	Chair	Member
Audit:	$20,000	$7,000
Compensation:	$10,000	$5,000
Nominating and Corporate Governance:	$6,250	$2,500
Government Classified Information and Security:	$6,250	$2,500

This award will fully vest upon the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, in each case, subject to continued service through the vesting date.

For purposes of our Outside Director Compensation Policy, value means the fair market value of the shares subject to the award on the grant date of the award or such other methodology determined by our board of directors or our compensation committee.

Director Compensation Table

The table below shows equity compensation granted in 2014 to the non-employee directors who served during 2014.

Name(1)(2)	Stock Awards ($)(3)	Total ($)
Ronald E. F. Codd(4)	222,499	222,499
William M. Coughran Jr.(5).	211,221	211,221
Enrique Salem(6)	209,972	209,972
Gaurav Garg(7)	206,980	206,980
Promod Haque (7)	207,473	207,473
Robert F. Lentz(8)	206,980	206,980

(1)	Except as described in the footnotes below, no non-employee director held options to purchase shares of our common stock or unvested stock awards as of December 31, 2014.
(2)	Ms. Alexy was appointed as a member of our board of directors subsequent to December 31, 2014. On January 6, 2015, Ms. Alexy received a restricted stock unit award covering 13,431 shares of our common stock.
(3)	The amount reported in this column represents the aggregate grant date fair value of the awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 2, 2015.
(4)	As of December 31, 2014, Mr. Codd held (i) an option to purchase 125,000 shares of common stock at an exercise price of $2.48 per share, of which 26,041 shares had vested as of December 31, 2014, and (ii) 6,767 shares of common stock issuable upon the vesting of restricted stock units.
(5)	As of December 31, 2014, Mr. Coughran held 6,424 shares of common stock issuable upon the vesting of restricted stock units.

(6)	As of December 31, 2014, Mr. Salem held (i) 58,333 shares of restricted common stock that remained subject to a right of repurchase by us as of such date and (ii) 6,386 shares of common stock issuable upon the vesting of restricted stock units.
(7)	On October 29, 2014, Gaurav Garg and Promod Haque resigned as members of our board of directors, effective as of such date.
(8)	As of December 31, 2014, Mr. Lentz held (i) an option to purchase 363,217 shares of common stock at an exercise price of $0.07 per share, all of which had vested as of December 31, 2014, and (ii) 6,295 shares of common stock issuable upon the vesting of restricted stock units.

See “Executive Compensation” for information about the compensation of directors who are also our employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Ashar Aziz and David G. DeWalt as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Aziz and DeWalt will serve as Class II directors until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Aziz and DeWalt. We expect that Messrs. Aziz and DeWalt will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” THE TWO NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2015. Deloitte also served as our independent registered public accounting firm for our fiscal year ended December 31, 2014.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2015. Stockholder ratification of the appointment of Deloitte is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2015 if our audit committee believes that such a change would be in the best interests of FireEye and its stockholders. A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte for our fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees(1)	$3,839,374	$2,646,962
Audit-Related Fees(2)		168,177
Tax Fees(3)	—	—
All Other Fees	—	—

	$3,839,374	$2,815,139

(1)	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2014 also included fees billed for professional services rendered in connection with our Form S-1 registration statement related to our secondary public offering of common stock completed in March 2014 and our Form S-8 registration statements filed during 2014. Fees for 2013 also included fees billed for professional services rendered in connection with our Form S-1 and Form S-8 registration statements related to our initial public offering of common stock completed in September 2013.
(2)	“Audit-Related Fees” consist of fees billed for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include merger and acquisition due diligence.
(3)	“Tax Fees” consist of fees billed for professional services rendered by Deloitte for tax compliance, tax advice and tax planning.

Auditor Independence

In 2014, there were no other professional services provided by Deloitte that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Deloitte for our fiscal years ended December 31, 2013 and 2014 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR

ENDING DECEMBER 31, 2015.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that FireEye, Inc., or the Company, specifically incorporates it by reference in such filing.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Deloitte & Touche LLP, or Deloitte, the Company’s independent registered public accounting firm. The audit committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The audit committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Ronald E. F. Codd (Chair)

Robert F. Lentz

Kimberly Alexy

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 13, 2015. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
David G. DeWalt	50	Chief Executive Officer and Chairman of the Board
Ashar Aziz	56	Founder, Chief Strategy Officer and Vice Chairman of the Board
Alexa King	47	Senior Vice President, General Counsel and Secretary
Kevin R. Mandia	44	President
John McGee	51	Senior Vice President of Worldwide Sales
Michael J. Sheridan	50	Senior Vice President and Chief Financial Officer

David G. DeWalt has served as our Chief Executive Officer since November 2012 and has served as our Chairman of the Board since May 2012. Prior to joining FireEye, Mr. DeWalt served as President, Chief Executive Officer and director of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions, from April 2007 until February 2011 when McAfee was acquired by Intel Corporation. Mr. DeWalt served as President of McAfee, a wholly-owned subsidiary of Intel, from February 2011 to August 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including Executive Vice President, EMC Software Group and President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001 and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Mr. DeWalt has served on the board of directors of Delta Air Lines, Inc. since November 2011 and the board of directors of Five9, Inc. since April 2012. Mr. DeWalt served on the board of directors of Polycom, Inc. from November 2005 to May 2013 and as its Chairman of the Board from May 2010 to May 2013 and served on the board of directors of Jive Software, Inc. from February 2011 to April 2013. Mr. DeWalt holds a B.S. in Computer Science from the University of Delaware.

Ashar Aziz founded FireEye in 2004 and served as our Chief Executive Officer until November 2012. He has served as our Vice Chairman of the Board and Chief Strategy Officer since November 2012 and as a member of our board of directors since February 2004. Mr. Aziz served as our Chief Technical Officer from November 2012 to April 2014. Prior to FireEye, Mr. Aziz founded Terraspring, Inc., a data center automation and virtualization company acquired by Sun Microsystems, Inc., in November 2002 and served as Chief Technology Officer of its N1 program until October 2003. Prior to Terraspring, Inc., Mr. Aziz spent 12 years at Sun Microsystems as a distinguished engineer focused on networking and network security. He currently serves on the board of directors of a number of privately held technology companies. Mr. Aziz holds an S.B. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and an M.S. in Electrical Engineering and Computer Science from the University of California, Berkeley, where he received the U.C. Regents Fellowship.

Alexa King has served as our Senior Vice President, General Counsel and Secretary since April 2012. Prior to joining FireEye, Ms. King was Vice President, General Counsel and Secretary of Aruba Networks, Inc., a provider of enterprise wireless network software and hardware from December 2005 to April 2012. From 2000 to 2005, Ms. King served as Senior Director of Legal at Siebel Systems, Inc. a software company, and her early career included working at Pillsbury Madison & Sutro (now Pillsbury Winthrop) and Fenwick & West. Additionally, Ms. King served as founding director of Pathbrite, Inc. (f/k/a RippleSend, Inc.) from 2008 to 2009 and as advisor from 2009 to 2011. Ms. King graduated magna cum laude from Harvard College with a degree in Eastern European Studies and received her J.D. from the University of California, Berkeley, Boalt Hall School of Law, where she was named to the Order of the Coif.

Kevin R. Mandia has served as our President since February 2015. He previously served as our Senior Vice President and Chief Operating Officer from the date of our acquisition of Mandiant Corporation, or Mandiant, in December 2013 through February 2015. Prior to joining FireEye, Mr. Mandia was the Chief Executive Officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the Director of Computer Forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the Director of Information Security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches, Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001).

John McGee has served as our Senior Vice President of Worldwide Sales since August 2014. Prior to joining FireEye, Mr. McGee was Executive Vice President, Worldwide Field Operations of Informatica Corporation from July 2012 to August 2014. Prior to joining Informatica, Mr. McGee was President and Chief Operating Officer at Thunderhead Ltd. from September 2010 to December 2012. Prior to joining Thunderhead, Mr. McGee was Vice President of Americas Field Operations at Adobe Systems Incorporated from May 2007 to August 2010. Mr. McGee also served as Vice President of Americas Sales at EMC, and held previous sales roles at Documentum and Dun & Bradstreet. Mr. McGee holds a B.S. in Finance from Pennsylvania State University and an M.B.A from Columbia University.

Michael J. Sheridan has served as our Senior Vice President and Chief Financial Officer since June 2011. Prior to joining FireEye, Mr. Sheridan was Chief Financial Officer at Mimosa Systems, Inc., a provider of enterprise content archiving systems, from 2009 until its acquisition by Iron Mountain, Inc. in 2010. Prior to Mimosa Systems, Inc., Mr. Sheridan was Chief Financial Officer of Playlist, Inc., a social media and Internet company, from 2008 to 2009, Facebook Inc., a social media and Internet company, from 2006 to 2007, IGN Entertainment, Inc., a media and entertainment company (acquired by News Corporation in 2005), from 2004 to 2006, and SonicWALL, Inc., a network security and data protection company, from 1999 to 2003. Mr. Sheridan received a B.S. in Commerce from Santa Clara University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2014 compensation of our principal executive officer, our principal financial officer, the three executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers as of the end of 2014, and two former executive officers whose compensation during 2014 would have placed them among the three most highly-compensated executives (other than our principal executive officer and principal financial officer) had they been executive officers as of December 31, 2014. These individuals were:

•	David G. DeWalt, our Chief Executive Officer (our “CEO”);

•	Ashar Aziz, our Chief Strategy Officer;

•	Alexa King, our Senior Vice President, General Counsel and Secretary;

•	Bahman Mahbod, our former Senior Vice President of Engineering;

•	John McGee, our Senior Vice President of Worldwide Sales;

•	Michael J. Sheridan, our Senior Vice Senior President and Chief Financial Officer; and

•	Jeffrey C. Williams, our Senior Vice President of Americas Sales.

These executive officers were our named executive officers (the “Named Executive Officers”) for 2014.

Management Changes During 2014

Mr. Mahbod resigned from his position of Senior Vice President, Engineering on September 30, 2014. Mr. McGee joined the Company as our Senior Vice President of Worldwide Sales on August 4, 2014. Mr. Williams ceased being an executive officer of the Company on August 4, 2014 in connection with his transition to the role of Senior Vice President of Americas Sales.

Overview

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2014. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, in 2014, and discusses the key factors that the Compensation Committee considered in determining the compensation of our executive officers.

Executive Summary

We provide a comprehensive solution of products and services for detecting, preventing and resolving advanced cybersecurity threats. We have invented a purpose-built, virtual machine-based security platform that provides real-time protection to enterprises and governments worldwide that are facing the next generation of cyber attacks. Our technology approach represents a paradigm shift in how information technology security has been conducted since the earliest days of the information technology industry.

2014 Business Highlights

In 2014, we achieved several significant business results, including:

•	Billings[1]: Billings of $590.7 million, an increase of 130% from 2013.

•	Revenue: Total revenue of $425.7 million, an increase of 163% from $161.6 million in 2013.

•	Customers: Increased our total number of end-customers by over 1,100 from over 1,900 at the end of 2013 to approximately 3,100 at the end of 2014, including 187 of the Fortune 500.

Although billings and revenue are not measures that were used to determine awards under our Employee Incentive Plan, we believe that these financial results provide additional context that may help stockholders in their review of our executive compensation disclosure.

2014-Related Executive Compensation Actions

In line with our performance and compensation objectives, the Compensation Committee approved (or, in some cases, recommended that our Board of Directors approve or ratify, with non-independent members not voting), the following actions related to the 2014 compensation for the Named Executive Officers:

•	Increased the target annual cash incentive compensation opportunities of certain of the Named Executive Officers to reflect competitive market conditions in amounts ranging from approximately 13% to 75%, with our CEO’s target annual cash incentive compensation opportunity for 2014 being $350,000 (an increase of 75% for 2014);

•	Based upon the level of achievement of corporate performance objectives, individual performance objectives and/or quota-based objectives established for the 2014 annual cash incentive compensation opportunities of the Named Executive Officers, approved cash payouts in 2015 ranging from $137,500 to $367,500, with the cash payout for our CEO being in the amount of $367,500 (representing 105% of his 2014 target annual cash incentive compensation opportunity);

•	Continued the practice of providing long-term incentive compensation in the form of restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PSU”) awards for shares of our common stock;

•	Granted a combination of RSU and PSU awards to each of the Named Executive Officers, subject to a time-based vesting requirement in the case of RSU awards and subject to both a performance condition and a time-based vesting requirement in the case of PSU awards, with the aggregate grant date fair value of the equity awards granted to each of the Named Executive Officers ranging from $2,230,497 to $12,845,985, with the aggregate grant date fair value of our CEO’s awards being $12,845,985; and

•	Based upon the level of achievement in 2014 of the performance condition under the PSU awards granted in 2014, determined that 82% of the target number of shares of our common stock subject to the PSU awards for 2014 performance had been earned, subject to the continued service of the Named Executive Officers through the vesting date in February 2015 (in the case of Mr. McGee), August 2015 (in the case of Mr. Aziz), February 2016 (in the case of Messrs. DeWalt and Williams) and February 2017 (in the case of Mr. Sheridan and Ms. King).

[1]	Billings is a non-GAAP financial measure. The reconciliation between billings and revenue is set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 45 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards that are consistent with our executive compensation philosophy. During 2014, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behavior that we do not believe serve our stockholders’ long-term interests:

What the Company Does

•	Maintain a Compensation Committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

•	Enable the Compensation Committee to engage and retain its own advisors. During 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist with its responsibilities.

•	Support the Compensation Committee in its an annual review of our executive compensation strategy, including its review of the compensation peer group used for comparative purposes, and, to help avoid creating compensation-related risks that would be reasonably likely to have a material adverse effect on us, its annual review of our compensation-related risk profile.

•	Design the equity awards granted to our executive officers to vest or be earned over one year or longer periods, which is consistent with current market practice, and better serves our long-term value creation goals and retention objectives.

•	Prohibit our executive officers and members of our Board of Directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. In addition, we prohibit our executive officers and members of our Board of Directors from pledging their equity securities or using such securities as collateral for a loan.

•	Support the Board of Directors in its review of the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

What the Company Does Not Do

•	Offer pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans to our executive officers.

•	Reprice options to purchase shares of our common stock without stockholder approval.

•	Provide perquisites and other personal benefits to our executive officers unless they serve a sound business purpose.

Compensation Philosophy and Objectives

Compensation Philosophy

As a cybersecurity provider, we operate in a rapidly evolving industry sector. To succeed in this environment, we must attract and retain a highly talented executive team, including executive officers with strong leadership skills who can run our business functions, achieve results that meet our clients’ objectives, and sell our products and services. We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. We have designed our executive compensation program to accomplish our goals in the highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our stockholders.

Compensation Program Objectives

To be successful in our industry requires that we continually build on our expertise in the cybersecurity space, expand the breadth and quality of our solutions, continuously enhance our technology platforms, and manage our expanding operations efficiently and effectively. Our executive compensation program is designed to achieve these objectives so that we are able to:

•	attract and retain talented and experienced executive officers, who possess the knowledge, skills, and leadership criteria critical to our success;

•	motivate these executive officers to achieve our business objectives and uphold our core values;

•	promote teamwork within the executive team, while also recognizing the unique role each executive officer plays in our success; and

•	ensure the alignment of the long-term interests of our executive officers with the interests of our stockholders.

As we continue to grow as a new publicly-traded company, we will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the Compensation Committee to review executive compensation annually. Further, as part of this review process, we expect the Compensation Committee to apply our values and the objectives outlined above, while considering the compensation levels needed to ensure that our executive compensation program remains competitive.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee oversees our executive compensation and other compensation and benefit programs, administers our equity compensation plans, and reviews, formulates, and determines the design and amount of compensation for our executive officers, including the Named Executive Officers, except that any approvals by the Compensation Committee relating to the compensation of our CEO are subject to the ratification of our Board of Directors (with the non-independent directors abstaining from the vote).

At the beginning of each year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements to determine whether they are appropriate, properly coordinated, and achieve their intended purposes and makes any modifications to existing plans and arrangements or adopts new plans or arrangements. The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and the achievement of our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, makes changes in our executive compensation program, or recommends changes to our Board of Directors.

The factors considered by the Compensation Committee in determining the compensation of our executive officers and developing its recommendations to our Board of Directors for 2014 included:

•	the recommendations of our CEO (except with respect to his own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against his or her management objectives;

•	a review of the relevant competitive market data (as described below);

•	the expected future contribution of the individual executive officer; and

•	internal pay equity based on the impact on our business and performance.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. Rather, in making its determinations and recommendations, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage.

Role of Management

Our CEO works closely with the Compensation Committee in determining the compensation of our other executive officers, including the other Named Executive Officers. Typically, our CEO works with the Compensation Committee to recommend the structure of the annual cash incentive compensation opportunities, to identify and develop corporate and individual performance objectives for such cash incentive compensation opportunities, and to evaluate actual performance against the selected measures. Our CEO also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our CEO reviews the performance of our other executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, short-term incentive compensation, and long-term incentive compensation for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance objectives. The Compensation Committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer (other than our CEO), as well as each individual compensation element.

While the Compensation Committee considers our CEO’s recommendations (except with respect to his individual compensation), it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of our executive officers. In all cases, the final decisions on compensation matters are made by the Compensation Committee or our Board of Directors (with the non-independent directors abstaining from the decisions). Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting in which executive compensation is discussed, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determined in its sole discretion, including compensation consultants, legal counsel, accounting, and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by Compensia in 2014 were as follows:

•	conducted a review and updating of a compensation peer group;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	provided advice with respect to compensation best practices and market trends for our executive officers and members of our Board of Directors;

•	assessed our compensation risk profile and reported on this assessment;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors; and

•	provided ad hoc advice and support throughout the year.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee (provided that any approvals relating to the compensation of our CEO are subject to the ratification of our Board of Directors, with the non-independent directors abstaining) or our Board of Directors (with the non-independent directors abstaining).

Compensia reports directly to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ Listing Standards, and concluded that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Market Data

As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data, but does not use this data for benchmarking the compensation of the Named Executive Officers. This market data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data.

In July 2013, the Compensation Committee approved a compensation peer group for use in connection with its compensation determinations and recommendations. This peer group was developed with the assistance of Compensia based on an evaluation of companies that the Compensation Committee believed were comparable to us, taking into consideration the size of each company (based on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).

Based on these criteria, the Compensation Committee approved a compensation peer group consisting of 19 publicly-traded business services and related technology companies. The selected companies had revenues ranging from approximately $90 million to approximately $360 million, with a median of $173 million, and market capitalizations ranging from approximately $500 million to approximately $5.0 billion, with a median $1.4 billion. The companies comprising the compensation peer group were as follows:

Angie’s List	LogMeIn	Shutterstock
Bazaarvoice	Milennial Media	Sourcefire
Cornerstone on Demand	OpenTable	Splunk
Infoblox	Palo Alto Networks	Tableau Software
Jive Software	Responsys	Tangoe
LivePerson	ServiceNow	Websense
Yelp

The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, short-term incentive compensation in the form of cash awards, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide welfare and health benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.

We use these compensation elements to make up our executive compensation program because (i) they are consistent with other programs in our competitive market and allow us to effectively compete for highly-qualified talent, (ii) each element supports achievement of one or more of our compensation objectives, and (iii) collectively, they have been and, we believe, will continue to be, effective means for motivating our executive officers. We view the three primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, or that significant compensation from one element should negate or reduce compensation from other elements.

Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to the Named Executive Officers in 2014 under each of these elements.

Base Salary

We believe that a competitive base salary is necessary to attract and retain a stable executive team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, the Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2014, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee determined that no adjustments were necessary to maintain the competitiveness of our executive officers’ base salaries and decided to maintain their base salaries at their 2013 levels. The base salaries of the Named Executive Officers for 2014 were as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary		Percentage Increase
Mr. DeWalt	$350,000	$350,000		—
Mr. Aziz	$300,000	$300,000		—
Ms. King	$250,000	$250,000		—
Mr. Mahbod	$250,000	$250,000	(1)	—
Mr. McGee	—	$410,000	(2)	—
Mr. Sheridan	$265,000	$265,000		—
Mr. Williams	$225,000	$225,000		—

(1)	Mr. Mahbod did not receive his full 2014 base salary because his employment with us terminated on September 30, 2014.
(2)	Mr. McGee did not receive his full 2014 base salary because his employment with us commenced on August 4, 2014.

The base salaries of the Named Executive Officers for 2014 are also set forth in the “Summary Compensation Table for Fiscal Year 2014” below.

Short-Term Incentive Compensation – Overview

We use annual cash incentive compensation paid under our Employee Incentive Plan (the “Incentive Plan”) to motivate our executive officers, including the Named Executive Officers, and designated employees to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, this annual cash incentive compensation is intended to help us deliver a competitive total direct compensation opportunity to our executive officers.

Under the Incentive Plan, the Compensation Committee establishes annual performance measures and related target levels applicable to any cash incentive compensation opportunity under the Incentive Plan each year. Performance objectives that involve our financial results may be determined in accordance with GAAP or may consist of non-GAAP financial measures, and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when determining whether the performance objectives have been met. Individual performance objectives may be established on the basis of any factors the Compensation Committee determines relevant, and may be adjusted on an individual, divisional, business unit, or Company-wide basis. The performance objectives may differ from participant to participant and from cash incentive compensation opportunity to cash incentive compensation opportunity.

The Compensation Committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual cash payment, and/or increase, reduce, or eliminate the amount of cash allocated for a particular performance period. The actual cash payment may be below, at, or above a participant’s target incentive compensation opportunity, in the Compensation Committee’s sole discretion. The Compensation Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual cash incentive compensation is paid only after it is earned, which usually requires continued employment through the date of payment.

The Compensation Committee has the authority to amend, alter, suspend, or terminate annual performance measures and related target levels, provided that such action does not impair the existing rights of any participant with respect to any earned cash incentive compensation.

In the case of executive officer participants, the Compensation Committee reviews the performance of each executive officer, including each of the Named Executive Officers, relative to his or her target cash incentive compensation opportunity objectives at its regularly scheduled February meeting. Based on this review, the Compensation Committee determines and approves the cash payment for each of our executive officers.

In February 2014, the Compensation Committee reviewed the annual target variable compensation levels of our executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own annual target cash incentive compensation opportunity). Following this review, the Compensation Committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers’ cash incentive compensation and in those cases decided to increase the annual target cash incentive compensation opportunities compared to 2013 levels. The 2014 annual target cash incentive compensation opportunities of the Named Executive Officers compared to 2013 levels were as follows:

Named Executive Officer	2013 Target Cash Incentive Compensation Opportunity	2014 Target Cash Incentive Compensation Opportunity	Amount Increase	Percentage Increase
Mr. DeWalt	$200,000	$350,000	$150,000	75%
Mr. Aziz	$150,000	$150,000	—	—
Ms. King	$100,000	$125,000	$25,000	25%
Mr. Mahbod	$100,000	$125,000	$25,000	25%
Mr. McGee	—	$400,000	—	—
Mr. Sheridan	$135,000	$198,800	$63,800	47%
Mr. Williams	$200,000	$225,000	$25,000	13%

Short-Term Incentive Compensation – Non-Sales Executives

Target Cash Incentive Compensation Opportunities

In February 2014, under the terms of the Incentive Plan, the Compensation Committee established annual performance measures and related target levels for potential 2014 cash incentive compensation for our executive officers who are not in our sales organization (the “2014 Incentive Compensation Plan for Non-Sales Executives”). The 2014 Incentive Compensation Plan for Non-Sales Executives provided the eligible executive officers with an opportunity to receive cash incentive compensation in February 2015, subject to the achievement of performance objectives in 2014. Taking into account the increases described above, the target cash incentive compensation opportunities for the Named Executive Officers under the 2014 Incentive Compensation Plan for Non-Sales Executives, expressed as a percentage of their annual base salaries, were as follows:

Named Executive Officer	2014 Annual Base Salary	2014 Target Cash Incentive Compensation Opportunity (as a percentage of base salary)	2014 Target Cash Incentive Compensation Opportunity
Mr. DeWalt	$350,000	100%	$350,000
Mr. Aziz	$300,000	50%	$150,000
Ms. King	$250,000	50%	$125,000
Mr. Mahbod	$250,000	50%	$125,000
Mr. Sheridan	$265,000	75%	$198,800

Weighting of Target Cash Incentive Compensation Opportunities

Under the 2014 Incentive Compensation Plan for Non-Sales Executives, the target cash incentive compensation opportunity for our CEO was weighted 100% on corporate performance objectives, and the target cash incentive compensation opportunities of the other executive officers were weighted 75% on corporate performance objectives and 25% on individual performance objectives, as illustrated in the following table:

Named Executive Officer	Percentage of 2014 Target Cash Incentive Compensation Opportunity Based on Corporate Performance Objectives	Percentage of 2014 Target Cash Incentive Compensation Opportunity Based on Individual Performance Objectives
Mr. DeWalt	100%	—
Mr. Aziz	75%	25%
Ms. King	75%	25%
Mr. Mahbod	75%	25%
Mr. Sheridan	75%	25%

The Compensation Committee determined these allocations to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan while, at the same time, recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Objectives

For 2014, the Compensation Committee selected bookings, non-GAAP earnings before interest, taxes, depreciation, and amortization, and new customers as the corporate performance measures for the 2014 Incentive Compensation Plan for Non-Sales Executives. The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between generating revenue, managing our expenses, and growing our business, which it believes most directly influences long-term stockholder value. At the same time, for each of these measures, the Compensation Committee established target performance levels that it believed would be challenging, but attainable, through the successful execution of our annual operating plan.

For the 2014 Incentive Compensation Plan for Non-Sales Executives, each of these corporate performance measures was equally weighted. The minimum level of achievement for each corporate performance measure was 80%, with the actual cash payment with respect to each measure to be determined independently, in accordance with the following schedule:

Annual Company Achievement Percentage	Annual Company Performance Payment Factor
120% or greater	150%
At least 101%, but less than 120%	2.5:1 Addition from 101% to 120% achievement
At least 90% through 100%	Linear 90% through 100% achievement
At least 80%, but less than 90%	2:1 Reduction below 90% achievement
Less than 80%	0%

Under the 2014 Incentive Compensation Plan for Non-Sales Executives, the Compensation Committee reserved the right to adjust the target levels for each corporate performance measure in the event of a merger, acquisition, or such other unforeseeable future event occurs.

Individual Performance Objectives

In addition to the corporate performance objectives, the annual cash incentive compensation for our eligible executive officers, other than our CEO, was also based on each executive officer’s achievement against his or her individual performance objectives. Individual performance objectives for each of these executive officers were established at the beginning of the year in discussions with our CEO. These objectives could be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focused on key departmental or operational objectives or functions. Most of these objectives were intended to provide a set of common goals that facilitated collaborative management and engagement, although our executive officers could also be assigned individual goals. In all cases, the individual performance objectives were intended to be challenging, but attainable, and designed to produce annual cash incentive payments that reflect meaningful performance requirements.

After the end of the year, the level of achievement and payment associated with the individual performance objectives established for each executive officer (other than our CEO) were determined by our CEO and then submitted to the Compensation Committee for review and approval. Payments for the individual performance component of the 2014 Incentive Compensation Plan for Non-Sales Executives could be up to 200% of the portion of each executive officer’s target cash incentive compensation opportunity allocated to individual performance.

2014 Performance Results and Award Decisions

In February 2015, the Compensation Committee determined that, based on our actual achievement of the corporate performance objectives under the 2014 Incentive Compensation Plan for Non-Sales Executives, 105% of the target cash incentive opportunities based on those objectives were earned.

At that time, the Compensation Committee also determined that the individual performance objectives of each executive officer, including each of the Named Executive Officers, whose cash incentive compensation opportunity was dependent on such individual performance objectives, had been attained at the following percentage levels:

Named Executive Officer	Individual Performance Objectives Attainment Level
Mr. Aziz	100%
Ms. King	125%
Mr. Mahbod	N/A (1)
Mr. Sheridan	100%

(1)	Mr. Mahbod’s individual performance objective was not considered because his employment with us terminated in September 2014.

In February 2015, based on its review of our overall performance in 2014 against the corporate performance objectives and, to the extent applicable, the achievement of individual performance objectives of the Named Executive Officers as described above, the Compensation Committee determined to award, and, in the case of our CEO, our Board of Directors approved (with the non-independent directors abstaining), cash payments under the 2014 Incentive Compensation Plan for Non-Sales Executives as follows for the eligible Named Executive Officers:

Named Executive Officer	2014 Target Cash Incentive Compensation Opportunity	Amount Related to Corporate Financial Objectives	Amount Related to Individual Performance Objectives	Actual Cash Incentive Payment		Percentage of Target Cash Incentive Compensation Opportunity
Mr. DeWalt	$350,000	$367,500	—	$367,500		105%
Mr. Aziz	$150,000	$112,500	$37,500	$155,630		104%
Ms. King	$125,000	$93,750	$31,250	$137,500		110%
Mr. Mahbod	$125,000	$93,750	$31,250	—	(1)	—
Mr. Sheridan	$198,800	$149,100	$49,700	$206,255		104%

(1)	Mr. Mahbod did not receive a cash incentive payment for 2014 because his employment with us terminated in September 2014.

The cash amounts paid to the eligible Named Executive Officers under the 2014 Incentive Compensation Plan for Non-Sales Executives are also set forth in the “Summary Compensation Table for Fiscal Year 2014” below under the heading “Non-Equity Incentive Plan Compensation.”

Short-Term Incentive Compensation – Sales Executives

Target Cash Incentive Compensation Opportunities

In February 2014, the Compensation Committee established annual performance measures and related target levels for potential 2014 cash incentive compensation for our executive officers who are in our sales organization (the “2014 Incentive Compensation Plan for Sales Executives”). The target cash incentive compensation opportunity under the 2014 Incentive Compensation Plan for Sales Executives was primarily structured as a commission-based program, which provided for monthly cash payments based on the ability of our sales organization to achieve specified pre-established sales quotas (measured exclusively based on our bookings). In addition, to the extent that an executive officer exceeded his quota for the year, he would be eligible to receive additional cash payments based on a multiple of the payment at target level. The target level for an executive officer’s performance measure was set to be aggressive, yet achievable, with diligent effort during the year. There was no maximum payout for Mr. McGee’s or Mr. Williams’ cash incentive compensation opportunity because overachievement of their quotas provides a direct financial benefit to us. Similarly, the dollar value of Mr. McGee’s target cash incentive compensation opportunity was higher than the target cash incentive compensation opportunities of all of the other Named Executive Officers due to the direct link between his job responsibilities and our financial performance.

The target cash incentive compensation opportunities for the eligible Named Executive Officers under the 2014 Incentive Compensation Plan for Non-Sales Executives, expressed as a percentage of their annual base salaries, were as follows:

Named Executive Officer	2014 Annual Base Salary	Unadjusted 2014 Target Cash Incentive Compensation Opportunity (as a percentage of base salary)	Unadjusted 2014 Annual Target Cash Incentive Compensation Opportunity	Adjusted 2014 Target Cash Incentive Compensation Opportunity
Mr. McGee (1)	$410,000	98%	$400,000	$200,000
Mr. Williams	$225,000	100%	$225,000	$225,000

(1)	Mr. McGee did not receive his full 2014 base salary, and his target cash incentive compensation opportunity for 2014 was reduced to $200,000 because his employment with us commenced on August 4, 2014.

2014 Performance Results and Award Decisions

In February 2015, based on its review of the achievement of the applicable sales quotas, the Compensation Committee approved cash payments under the 2014 Incentive Compensation Plan for Sales Executives as follows:

Named Executive Officer	Adjusted 2014 Target Cash Incentive Compensation Opportunity	Achievement of 2014 Target Cash Incentive Compensation Opportunity	Actual Cash Incentive Payment
Mr. McGee	$200,000	134%	$267,922
Mr. Williams	$225,000	97%	$217,471

The cash amounts paid to the eligible Named Executive Officers under the 2014 Incentive Compensation Plan for Sales Executives are also set forth in the “Summary Compensation Table for Fiscal Year 2014” below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

We believe that if our executive officers own shares of our common stock in amounts that are significant to them, they will have an incentive to act to maximize long-term stockholder value. As discussed in the section “Other Compensation Policies” below, we use stock ownership guidelines to complement our long-term equity incentive compensation, so executives maintain a strong link to the interests of stockholders and to the movements in our stock price. We also believe that equity compensation is an integral component of our efforts to attract and retain exceptional executive officers. In the past two years, we have relied on restricted stock unit (“RSU”) awards for shares of our common stock and performance-based restricted stock unit (“PSU”) awards for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe this approach enables us to attract and retain key talent in our industry and aligns our executive team’s interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executive officers, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity awards), as well as the factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

Equity Awards for Messrs. Aziz, Mahbod, Sheridan and Williams and Ms. King

In February 2014, the Compensation Committee recommended, and our Board of Directors granted (with our non-independent directors abstaining), equity awards for Messrs. Aziz, Mahbod, Sheridan and Williams and Ms. King, in recognition of our financial results and each executive officer’s individual performance for 2013. In determining the amount of each executive officer’s equity award, the Compensation Committee and our Board of Directors also took into consideration the factors described above, including the recommendations of our CEO. The Compensation Committee and our Board of Directors also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

These equity awards consisted of both RSU and PSU awards. The RSU awards are subject to a time-based vesting requirement. Pursuant to this vesting requirement, 100% of the shares of our common stock subject to these awards (other than in the case of Ms. King) will vest 18 months (in the case of Mr. Aziz), two years (in the case of Messrs. Mahbod and Williams) or three years (in the case of Mr. Sheridan) from the date of grant, subject to their continued service with us through the vesting date. Ms. King received two different RSU awards, consisting of one award for 8,750 shares vesting 18 months from the date of grant, and the other award for 5,000 shares vesting in four equal annual installments over four years from the date of grant, with the vesting in each case being subject to her continued service with us through the applicable vesting date. The PSU awards are subject to both a performance condition and a time-based vesting requirement. Pursuant to the performance condition, the number of shares of our common stock earned under the award is based on pre-established threshold, target, and maximum performance levels for our bookings for 2014. The PSU awards provided that (i) if we achieved less than 80% of the target, no shares would be earned, (ii) if we achieved at least 80% but less than 100% of the target, a portion of the target number of shares granted would be earned, (iii) if we achieved 100% of the target, the target number of shares granted would be earned, and (iv) if we exceeded the target, up to 150% of the target number of shares granted would be earned. Pursuant to the vesting requirement, the PSU awards also provided that all of the earned shares will vest in August 2015 (in the case of Mr. Aziz), in February 2016 (in the case of Messrs. Mahbod and Williams) or in February 2017 (in the case of Mr. Sheridan and Ms. King), in each case subject to the executive officer’s continued service with us through the applicable vesting date.

The equity awards granted in 2014 to Messrs. Aziz, Mahbod, Sheridan and Williams and Ms. King were as follows:

	RSU Awards	PSU Awards
Named Executive Officer	Number of Shares	Target Number of Shares	Maximum Number of Shares (assuming overachievement)
Mr. Aziz	7,500	22,500	33,750
Ms. King	13,750	26,250	39,375
Mr. Mahbod	10,000	30,000	45,000
Mr. Sheridan	8,750	26,250	39,375
Mr. Williams	15,000	45,000	67,500

In February 2015, the Compensation Committee determined that the performance condition under the PSU awards was achieved at the 86% level, equating to a payout of 82% of the target number of shares under the PSU awards. The following table sets forth the number of shares earned under the PSU awards granted in 2014 to Messrs. Aziz, Mahbod, Sheridan and Williams and Ms. King:

Named Executive Officer	Target Number of Shares under PSU Award	Payout Level	Actual Number of Shares Earned under PSU Award
Mr. Aziz	22,500	82%	18,450
Ms. King	26,250	82%	21,525
Mr. Mahbod	30,000	82%	—	(1)
Mr. Sheridan	26,250	82%	21,525
Mr. Williams	45,000	82%	36,900

(1)	Mr. Mahbod did not earn any shares under his PSU award because his employment with us terminated in September 2014.

Equity Awards for CEO

In the case of the equity awards for our CEO, the Compensation Committee recommended that our Board of Directors grant him an RSU award for shares of our common stock and a PSU award for shares of our common stock. The Compensation Committee based its recommendation in part on our CEO’s continued effectiveness in overseeing our executive officers efforts to achieve our short-term and long-term business objectives and to set an appropriate tone for our general workforce. In addition to considering his achievements in the previous year and continued effectiveness as our CEO, in view of his importance to us, the Compensation Committee also based its recommendation on the retentive value of the awards to provide an opportunity to earn additional shares of our common stock over a critical period of our growth as a new publicly-traded company. Finally, the Compensation Committee determined that, given his responsibilities as our CEO, Mr. DeWalt’s equity award should be larger than the awards of the other executive officers to reflect his greater role and responsibilities within the Company.

Following its consideration of the Compensation Committee’s recommendation, in March 2014, our Board of Directors (with our non-independent directors not present at the meeting and therefore not voting) granted the following equity awards to our CEO:

	RSU Award	PSU Award
Named Executive Officer	Number of Shares	Target Number of Shares	Maximum Number of Shares (assuming overachievement)
Mr. DeWalt	75,000	75,000	112,500

The RSU award is subject to a time-based vesting requirement. Pursuant to this vesting requirement, 100% of the shares of our common stock subject to this award will vest two years from the date of grant, subject to

Mr. DeWalt’s continued service with us through the vesting date. The PSU award is subject to both a performance condition and a time-based vesting requirement. Pursuant to the performance condition, the number of shares of our common stock earned under the award is based on pre-established threshold, target, and maximum performance levels for our bookings for 2014. The PSU award provided that (i) if we achieved less than 80% of the target, no shares would be earned, (ii) if we achieved at least 80% but less than 100% of the target, a portion of the target number of shares granted would be earned, (iii) if we achieved 100% of the target, the target number of shares granted would be earned, and (iv) if we exceeded the target, up to 150% of the target number of shares granted would be earned. Pursuant to the vesting requirement, the PSU award also provided that all of the earned shares will vest in February 2016, subject to Mr. DeWalt’s continued service with us through the vesting date.

In February 2015, the Compensation Committee determined that the performance condition under the PSU award was achieved at the 86% level, equating to a payout of 82% of the target number of shares under the PSU award. The following table sets forth the number of shares earned under Mr. DeWalt’s PSU award:

Named Executive Officer	Target Number of Shares under PSU Award	Payout Level	Actual Number of Shares Earned under PSU Award
Mr. DeWalt	75,000	82%	61,500

Equity Awards for Mr. McGee

In August 2014, in connection with his appointment as our Senior Vice President of Worldwide Sales, the Compensation Committee granted the following equity awards to Mr. McGee:

•	an RSU award for 100,000 shares of our common stock that vests in three equal annual installments with the first vesting installment occurring on February 15, 2015, subject to his continued service with us through each vesting date;

•	an RSU award for 10,000 shares of our common stock that vests on November 17, 2014, subject to his continued service with us through such vesting date; and

•	a PSU award for the target number of 100,000 shares of our common stock that is to be earned in equal annual installments over a three-year period. The PSU award is subject to both a performance condition and a time-based vesting requirement, for each of the 2014, 2015 and 2016 performance years under the PSU award. Pursuant to the performance condition for a performance year, the number of shares of our common stock earned under the PSU award for the performance year is based on pre-established threshold, target, and maximum performance levels for our bookings for the performance year. The PSU award provided that (i) if we achieve less than 80% of the target for a performance year, no shares will be earned for that year, (ii) if we achieve at least 80% but less than 100% of the target for a performance year, a portion of the number of shares allocated to that year will be earned for that year, (iii) if we achieve 100% of the target for a performance year, the number of shares allocated to that year will be earned for that year, and (iv) if we exceed the target for a performance year, up to 150% of the number of shares allocated to that year will be earned for that year. Pursuant to the vesting requirement, the PSU award also provided that the shares earned for a performance year will vest in the February following the applicable performance year, subject to Mr. McGee’s continued service with us through the vesting date.

In February 2015, the Compensation Committee determined that the performance condition for the 2014 performance year under the PSU award was achieved at the 86% level, equating to a payout of 82% of the target number of shares for the 2014 performance year under the PSU award. The following table sets forth the number of shares earned under Mr. McGee’s PSU award:

Named Executive Officer	Target Number of Shares under PSU Award for 2014 Performance Year	Payout Level	Actual Number of Shares Earned under PSU Award for 2014 Performance Year
Mr. McGee	33,333	82%	27,333

The equity awards granted in 2014 to the Named Executive Officers are set forth in the “Summary Compensation Table for Fiscal Year 2014” and the “Grants of Plan-Based Awards Table for Fiscal Year 2014” below.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan (the “FireEye 401(k) plan”) under Section 401(k) of the Internal Revenue Code (the “Code”) for our executive officers and other employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. The FireEye 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. In addition, in 2014, we maintained a tax-qualified Section 401(k) plan for employees of our Mandiant subsidiary that was assumed in connection with our acquisition of Mandiant (the “Mandiant 401(k) plan”). These plans are intended to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plans, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. In addition, all contributions are deductible by us when made.

All participants’ interests in their deferrals are 100% vested when contributed under both plans. In 2014, we made no matching contributions into the FireEye 401(k) plan for our employees. During 2014, the Mandiant 401(k) plan provided for a match of 100% of the first 4% of an eligible employee’s compensation contributed. Matching contributions under the Mandiant 401(k) plan were 100% vested when made. Under both plans, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes, or consistent with benefits provided to our other full-time employees. During 2014, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each Named Executive Officer.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment, motivation or retention purposes, or consistent with benefits provided to our other full-time employees. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into written employment offer letters with each of the Named Executive Officers. Each of these arrangements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual target cash incentive compensation opportunity, and, in some instances, a recommendation for an equity award.

For a summary of the material terms and conditions of the employment offer letters with each of the Named Executive Officers, see “—Employment Agreements for Executive Officers” and “—Other Employment Agreements” below.

Post-Employment Compensation

Prior to July 2013, the employment offer letters that we entered into with the Named Executive Officers provided for certain payments and benefits in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believed that these arrangements were significant factors in the recruitment of these executive officers and would help these individuals maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there was a potential transaction that could involve a change in control of the Company.

In July 2013, the Compensation Committee adopted a Change of Control Severance Policy for Officers (the “Severance Policy”), a standardized approach for the payment of severance and change in control benefits to our executive officers. Under the Severance Policy, the rights of our executive officers upon an involuntary termination of employment, including an involuntary termination of employment following a change in control of the Company, were established on a uniform basis. In addition, the post-employment compensation and benefits of our executive officers were established separately from their other compensation elements. The Severance Policy is applicable to all new executive officers hired since July 2013. In addition, our executive officers were given the opportunity to waive the existing severance and change in control protections in their employment offer letters in favor of the Severance Policy. Each of the Named Executive Officers who were employed with us at July 2013, other than Mr. Aziz, agreed to relinquish the severance payments and benefits otherwise provided in his or her employment offer letter in exchange for receiving payments and benefits under the Severance Policy.

We believe the Severance Policy serves several objectives. First, it eliminates the need to negotiate separation benefits on a case-by-case basis. It also helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which we believe will help preserve our value and the potential benefit to be received by our stockholders in any such transaction. Finally, the Severance Policy is easier for us to administer, as it requires less time and expense.

The Severance Policy contemplates that the payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the executive officer execute a general release of claims in favor of the Company. In addition, the Severance Policy provides payments and benefits to our executive officers for qualified terminations of employment unrelated to a change in control of the Company.

For a summary of the material terms and conditions of the Severance Policy, as well as the post-employment compensation arrangements with Mr. Aziz, see “—Change of Control Severance Policy for Officers” and “—Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control” below.

Other Compensation Policies

Stock Ownership Guidelines

We believe that stock ownership by our executive officers and non-employee members of our Board of Directors is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board of Directors has adopted formal stock ownership guidelines that require our executive officers and non-employee members of our Board of Directors to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on a once-per-year basis, as determined by the Compensation Committee, and not on a running basis. Shares underlying restricted stock units that are not then subject to achievement of performance conditions and the shares subject to vested stock options (on a net exercise basis) count toward meeting the requirements. The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	6x base salary
Other Executive Officers	1x base salary
Non-employee members of Board of Directors	3x annual retainer

During any year in which an individual’s ownership target is not met, he or she is required to retain at least 50% of the net shares following the exercise of options, the vesting of restricted stock units or the vesting of performance stock units until the required ownership level has been met. The guidelines provide that in the event the annual retainer (or any portion thereof) is paid to a non-employee member of our Board of Directors in equity instead of cash, the annual retainer (or applicable portion thereof) means the grant date fair value of the annual equity award (or applicable portion thereof) for regular service on our Board of Directors.

At the time of the adoption of the stock ownership guidelines, our CEO and each of our other executive officers and three non-employee members of our Board of Directors had satisfied his or her required stock ownership level. Ms. Alexy and Mr. Coughran, who are non-employee members of our Board of Directors, are within a grace period, defined as five years from the date of adoption of the guidelines, and, thus, are still in the process of satisfying their required stock ownership level.

Compensation Recovery Policy

Our Board of Directors has adopted a compensation recovery policy allowing it to require the repayment or forfeiture of all or part of any performance-based cash incentive compensation, performance-based equity award or other performance-based award paid or granted to our executive officers where the payment, grant or vesting of such compensation or award was based on the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was the result of fraud or intentional misconduct.

This policy only applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct. In addition to the foregoing, our CEO and our Chief Financial Officer are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Equity Award Grant Policy

We maintain an Equity Award Grant Policy that provides the following guidelines to be observed by the Compensation Committee and our Board of Directors when granting equity awards under the Company’s equity compensation plans:

•	Any equity awards granted by the Compensation Committee to our CEO are subject to the ratification of our Board of Directors (with any non-independent directors abstaining).

•	Equity awards for new hires will generally be granted on a monthly basis. An equity award granted to a new hire may not have a grant date prior to such individual’s first date of bona fide employment or service.

•	The Compensation Committee, our Board of Directors, and/or the Equity Award Committee (a committee, consisting of our Chief Financial Officer and our General Counsel, to which the Compensation Committee has delegated non-exclusive authority to grant equity awards to employees where the award falls within prescribed guidelines approved by the Compensation Committee) has the authority to grant occasional retention, promotion, or merit equity awards during the year in a manner that is consistent with the terms of this policy.

•	Equity awards should not be timed in relation to the release of material non-public information, and it is the intent of the policy to specify the timing of effectiveness of equity award grants to avoid such timing.

Under our current equity compensation plan, the exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant.

Derivatives Trading, Hedging, and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our Board of Directors from, among other things, derivative securities transactions, including any hedging, with respect to shares of our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of options to purchase shares of the granting company’s securities granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.

Prior to our becoming a public company, our Board of Directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers.

As a publicly-traded company, the Compensation Committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders, which may include compliance with Section 162(m) of the Code.

The Compensation Committee seeks to qualify the incentive compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in our best interests. In approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For certain performance-based stock awards, we also must apply judgment in determining the periods when, and if, the achievement of the related performance targets becomes probable.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Compensation Committee Report

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Enrique Salem (Chair)

William M. Coughran Jr.

Summary Compensation Table for Fiscal Year 2014

The following table provides information regarding the compensation awarded to, or earned by, the Named Executive Officers during 2012, 2013 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
David G. DeWalt, Chief Executive Officer	2014 2013 2012	350,000 350,000 42,424	— 190,000 23,562	12,846,000 — 3,576,032	(4)	— 431,177 2,390,756	367,500 — —	— — —	13,563,500 971,177 6,032,774

Ashar Aziz, Chief Strategy Officer	2014 2013 2012	300,000 300,000 300,000	— — 171,000	2,230,500 — —		— — 1,916,037	155,630 152,869 —	— — —	2,686,130 452,869 2,387,037

Alexa King, Senior Vice President, General Counsel and Secretary	2014 2013 2012	250,000 250,000 177,083	— — 40,403	2,974,001 302,495 —		— — 436,885	137,500 106,227 —	— — —	3,361,501 658,722 654,371

Bahman Mahbod, Former Senior Vice President, Engineering	2014 2013 2012	217,307 250,000 246,932	— — 57,000	2,974,000 302,495 —		— — 124,813	— 104,414 —	— — —	3,191,307 656,909 428,745

John McGee, Senior Vice President of Worldwide Sales(5)	2014	169,519	—	6,255,900		—	267,922	—	$6,693,341

Michael J. Sheridan, Senior Vice President and Chief Financial Officer	2014 2013 2012	265,000 265,000 265,000	— — 94,536	2,602,251 302,495 —		— — —	206,255 147,712 —	200 — —	3,073,706 715,207 359,536

Jeffrey C. Williams, Senior Vice President of Americas Sales	2014 2013 2012	225,000 226,042 200,000	— 150,000 150,000	4,461,000 302,495 —		— — —	217,471 190,636 336,202	— — —	4,903,471 869,173 686,202

(1)	For 2014 and for 2013 (except with respect to Messrs. DeWalt and Williams), all cash incentive compensation is shown under non-equity incentive plan compensation.
(2)	The amounts in this column represent the aggregate grant date fair value of the stock options, restricted stock units and performance-based restricted stock units (“PSUs”) as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 2, 2015. The PSUs were valued on the target outcome of performance-based conditions (i.e., based on 100% achievement). If the PSUs were instead valued on the maximum outcome of performance-based conditions (i.e., based on 150% achievement), the total amount represented in this column for fiscal year 2014 would be as follows: Mr. DeWalt: $16,057,500; Mr. Aziz: $3,066,938; Ms. King: $3,949,844; Mr. Mahbod: $4,089,250; Mr. McGee: $7,745,400; Mr. Sheridan: $3,578,094; and Mr. Williams: $6,133,875.
(3)	For 2013 and 2014, represents amounts paid under the Employee Incentive Plan. For 2012, represents amounts paid to Mr. Williams under his Master Commission Plan.
(4)	Represents the grant date fair value of stock awards granted to Mr. DeWalt in his capacity as our Chief Executive Officer. For information regarding additional equity awards received by Mr. DeWalt during 2012 in his capacity as a member of our board of directors and as Chairman of the Board, see the disclosure under “Management—Director Compensation—Director Compensation Table” in our prospectus dated September 20, 2013, as filed with the SEC pursuant to Rule 424(b)(3).
(5)	Mr. McGee was appointed as our Senior Vice President of Worldwide Sales effective August 4, 2014 and accordingly received no compensation from us during 2012 or 2013.

Grants of Plan-Based Awards Table for Fiscal Year 2014

The following table provides information regarding the amount of equity awards granted to the Named Executive Officers during 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
		Threshold($)		Target($)	Max($)	Target(#)	Max(#)
David G. DeWalt	—	81,667	(6)	350,000	525,000	—	—	—	—
	3/1/14	—		—	—	75,000	112,000	—	6,423,000
	3/1/14	—		—	—	—	—	75,000	6,423,000

Ashar Aziz	—	—		150,000	243,750	—	—	—	—
	2/14/14	—		—	—	22,500	33,750	—	1,672,875
	2/14/14	—		—	—	—	—	7,500	557,625

Alexa King	—	—		125,000	203,125	—	—	—	—
	2/14/14	—		—	—	26,250	39,375		1,951,688
	2/14/14	—		—	—	—	—	13,750	1,022,313

Bahman Mahbod(7)	—			125,000	203,125	—	—	—	—
	2/14/14	—		—	—	30,000	45,000	—	2,230,500
	2/14/14	—		—	—	—	—	10,000	743,500

John McGee(8)	—	—		200,000	—	—	—	—	—
	8/15/14	—		—	—	100,000	150,000	—	2,979,000
	8/15/14	—		—	—	—	—	110,000	3,276,900

Michael J. Sheridan	—	—		198,800	323,050	—	—	—	—
	2/14/14	—		—	—	26,250	39,375	—	1,951,688
	2/14/14	—		—	—	—	—	8,750	650,563

Jeffrey C. Williams	—	—		225,000	—	—	—	—	—
	2/14/14	—		—	—	45,000	67,500	—	3,345,750
	2/14/14	—		—	—	—	—	15,000	1,115,250

(1)	Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns for Messrs. DeWalt, Aziz, Mahbod and Sheridan and Ms. King relate to amounts payable for the achievement of the 2014 performance metrics for non-sales executives established by our compensation committee under our Employee Incentive Plan. The target column assumes the achievement of the corporate performance metrics and, if applicable, the individual performance metrics at the target level. The maximum column assumes the achievement of the corporate performance metrics and, if applicable, the individual performance metrics at the maximum level. Notwithstanding the level of performance achieved by our non-sales executives, our compensation committee reserves the right to increase, reduce or eliminate any incentive compensation in its discretion. The actual amounts paid to the Named Executive Officers that are our current and former non-sales executive officers are set forth in the Summary Compensation Table for Fiscal Year 2014 above. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.
(2)

Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns for Messrs. McGee and Williams relate to amounts payable for the achievement of the 2014 performance metrics for sales executives established by our compensation committee under our Employee Incentive Plan. There was no threshold or maximum amount applicable to the performance metrics established for Messrs. McGee and Williams. Notwithstanding the level of performance achieved by our sales executives, our compensation committee reserves the right to increase, reduce or eliminate any incentive compensation in its discretion. The actual amounts paid to the Named Executive Officers that are our current and former sales executives are set forth in the Summary Compensation Table for Fiscal Year 2014 above. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.
(3)	Represents performance-based restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.
(4)	Represents restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan.
(5)	The amounts in this column represent the aggregate grant date fair value of the award as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 2, 2015.
(6)	Represents threshold amount based on achievement of one of the corporate performance metrics at the minimum level. Notwithstanding the level of performance achieved, our compensation committee reserves the right to increase, reduce or eliminate any incentive compensation in its discretion. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.
(7)	Mr. Mahbod did not receive a cash payment because his employment with us terminated in September 2014. In addition, all of the equity awards granted to Mr. Mahbod in 2014 were automatically cancelled upon the termination of his employment in September 2014.
(8)	Mr. McGee’s target amount in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns reflects that Mr. McGee’s target cash incentive compensation opportunity for 2014 was reduced because his employment commenced in August 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents certain information concerning equity awards held by the Named Executive Officers as of December 31, 2014.

		Option Awards				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(2)
David G. DeWalt	5/1/12(3)	—	—	1.65	4/30/2022	1,600,716	50,550,611
	5/1/12(4)	—	—	—	—	95,514	3,016,332
	6/15/12(5)	41,000	—	1.65	6/14/2022	—	—
	1/22/13(6)	139,944	—	5.44	1/21/2023	—	—
	3/1/14(7)	—	—	—	—	75,000	2,368,500
	3/1/14(8)	—	—	—	—	61,500	1,942,170
Ashar Aziz	5/27/11(9)	—	—	0.57	5/26/2021	36,382	1,148,944
	5/27/11(10)	—	—	0.57	5/26/2021	90,956	2,872,390
	3/30/12(11)	—	—	1.65	3/29/2022	223,423	7,055,698
	2/14/14(12)	—	—	—	—	7,500	236,850
	2/14/14(13)	—	—	—	—	18,450	582,651
Alexa King	5/25/12(14)	—	—	1.65	5/24/2022	116,667	3,684,344
	1/22/13(15)	—	—	—	—	22,500	710,550
	2/14/14(16)	—	—	—	—	8,750	276,325
	2/14/14(17)	—	—	—	—	5,000	157,900
	2/14/14(18)	—	—	—	—	21,525	679,760
Bahman Mahbod(19)	—	—	—	—	—	—	—
John McGee	8/15/14(20)	—	—	—	—	100,000	3,158,000
	8/15/14(21)	—	—	—	—	94,000	2,968,520
Michael J. Sheridan	7/20/11(22)	—	—	—	—	150,579	4,755,285
	8/23/11(22)	—	—	—	—	1,984	62,655
	1/22/13(15)	—	—	—	—	22,500	710,550
	2/14/14(16)	—	—	—	—	8,750	276,325
	2/14/14(18)	—	—	—	—	21,525	679,760
Jeffrey C. Williams	4/1/08(23)	25,000	—	0.14	3/31/2018	—	—
	3/16/10(23)	489,527	—	0.07	3/15/2020	—	—
	2/10/11(24)	—	—	0.57	2/9/2021	1,042	32,906
	1/22/13(15)	—	—	—	—	22,500	710,550
	2/14/14(25)	—	—	—	—	15,000	473,700
	2/14/14(26)	—	—	—	—	36,900	1,165,302

(1)	Unless otherwise described in the footnotes below, represents (i) restricted stock awards and (ii) shares of restricted stock issued upon the early exercise of stock options, in each case that remained unvested as of December 31, 2014. We have a right to repurchase any unvested shares subject to each such award if the holder of the award ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule described in the footnotes below.
(2)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on The NASDAQ Global Select Market on December 31, 2014, which was $31.58 per share.
(3)	As modified by the amended and restated offer letter entered into with Mr. DeWalt in November 2012, the shares subject to the award vest in 31 equal monthly installments commencing on April 30, 2014, subject to Mr. DeWalt’s continuous service as our Chief Executive Officer on each such vesting date. For a description of Mr. DeWalt’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(4)	As modified by the amended and restated offer letter entered into with Mr. DeWalt in November 2012, the shares subject to the award vest in 48 equal monthly installments commencing on May 1, 2012, subject to Mr. DeWalt’s continuous status as a member of our board of directors on each such vesting date. For a description of Mr. DeWalt’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(5)	As modified by the amended and restated offer letter entered into with Mr. DeWalt in November 2012, the shares subject to the option are early exercisable and vest in equal monthly installments over 48 months beginning on November 19, 2012, subject to Mr. DeWalt’s continuous status as our Chief Executive Officer as of each such vesting date. For a description of Mr. DeWalt’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”

(6)	The shares subject to the option are early exercisable and vest in equal monthly installments over 48 months beginning on November 19, 2012, subject to Mr. DeWalt’s continuous status as our Chief Executive Officer as of each such vesting date.
(7)	100% of the shares subject to the restricted stock unit award vest on February 15, 2016, subject to Mr. DeWalt’s continuous status as a service provider on such vesting date.
(8)	Represents the actual number of shares issuable upon the vesting of restricted stock units. The amount earned, which was based on the achievement of certain performance conditions, will vest in February 2016, subject to Mr. DeWalt’s continuous status as a service provider on such vesting date.
(9)	As modified by the offer letter entered into with Mr. Aziz in November 2012, as of December 31, 2014, 890,258 of the shares subject to the award had vested, and 36,382 of the shares subject to the award continue to vest in 6 equal monthly installments, subject to Mr. Aziz’s continuous status as a service provider on each such vesting date. For a description of Mr. Aziz’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(10)	As modified by the offer letter entered into with Mr. Aziz in November 2012, as of December 31, 2014, 465,028 of the shares subject to the award had vested, and 90,956 of the shares subject to the award continue to vest in 24 equal monthly installments, subject to Mr. Aziz’s continuous status as a service provider on each such vesting date. For a description of Mr. Aziz’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(11)	As modified by the offer letter entered into with Mr. Aziz in November 2012, as of December 31, 2014, 1,395,016 of the shares subject to the award had vested, and 223,423 of the shares subject to the award continue to vest in 18 equal monthly installments, subject to Mr. Aziz’s continuous status as a service provider on each such vesting date. For a description of Mr. Aziz’s offer letter, see “Executive Compensation—Employment Agreements for Executive Officers.”
(12)	100% of the shares subject to the restricted stock unit award vest on August 17, 2015, subject to Mr. Aziz’s continuous status as a service provider on such vesting date.
(13)	Represents the actual number of shares issuable upon the vesting of restricted stock units. The amount earned, which was based on the achievement of certain performance conditions, will vest on August 17, 2015, subject to Mr. Aziz’s continuous status as a service provider on such vesting date.
(14)	25% of the shares subject to the award vested on April 16, 2013, and the remaining shares subject to the award vest in 36 equal monthly installments thereafter, subject to Ms. King’s continuous status as a service provider on each such vesting date.
(15)	Represents the remaining number of shares issuable upon the vesting of restricted stock units. Upon the achievement of certain performance conditions, 50% of the eligible restricted stock units vested on May 15, 2014, and the remaining eligible restricted stock units will vest on the first anniversary of such date, subject to the holder’s continuous status as a service provider on such vesting date.
(16)	100% of the shares subject to the restricted stock unit award vest on February 15, 2017, in each case subject to the holder’s continuous status as a service provider on such vesting date.
(17)	25% of the shares subject to the restricted stock unit award vest annually beginning on February 15, 2015, subject to Ms. King’s continuous status as a service provider on each such vesting date.
(18)	Represents the actual number of shares issuable upon the vesting of restricted stock units. The amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, subject to the holder’s continuous status as a service provider on such vesting date.
(19)	Mr. Mahbod exercised all vested options prior to the 2014 fiscal year-end. On his last effective date of employment, all then unvested options and unvested restricted stock units previously granted to him were forfeited.
(20)	The shares subject to the restricted stock unit award vest in three equal annual installments with the first vesting date occurring February 15, 2015, subject to Mr. McGee’s continued status as a service provider on each such vesting date.
(21)	Upon the achievement of certain performance conditions, 27,333 of the eligible restricted stock units relating to the 2014 performance year were earned and vested on February 15, 2015, one-third of the eligible restricted stock units will vest on February 15, 2016 and one-third of the eligible restricted stock units will vest on February 15, 2017, in each case subject to Mr. McGee’s continuous status as a service provider on each such vesting date.
(22)	25% of the shares subject to the award vested on June 8, 2012, and the remaining shares subject to the award vest in 36 equal monthly installments thereafter, subject to Mr. Sheridan’s continuous status as a service provider on each such vesting date.
(23)	The stock option is fully vested and immediately exercisable.
(24)	The shares subject to the option are early exercisable and vest in 48 equal monthly installments with a vesting commencement date of February 10, 2011, subject to Mr. Williams’ continuous status as a service provider on each such vesting date.
(25)	100% of the shares subject to the restricted stock unit award vest on February 15, 2016, subject to Mr. Williams’ continuous status as a service provider on such vesting date.
(26)	Represents the actual number of shares issuable upon the vesting of restricted stock units. The amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2016, subject to Mr. Williams’ continuous status as a service provider on such vesting date.

Option Exercises and Stock Vested for Fiscal Year 2014

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of restricted stock awards and restricted stock units during fiscal year 2014 by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David G. DeWalt	—	—	1,252,560	61,205,815
Ashar Aziz	—	—	787,165	49,266,862
Alexa King	—	—	110,001	4,390,054
Bahman Mahbod	319,020	1,5197,607	22,500	609,300
John McGee	—	—	10,000	323,200
Michael J. Sheridan	—	—	327,624	13,734,972
Jeffrey C. Williams	971,150	40,855,146	22,500	609,300

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Employment Agreements for Executive Officers

David G. DeWalt

Effective November 19, 2012, we entered into an amended and restated offer letter with David G. DeWalt, our Chief Executive Officer and Chairman of the Board. The offer letter has no specific term and provides that Mr. DeWalt is an at-will employee. Mr. DeWalt’s current annual base salary is $350,000, and he is eligible for annual target incentive payments of $350,000 for 2015.

In connection with Mr. DeWalt’s commencement of employment as our Chief Executive Officer, the vesting schedule of each of Mr. DeWalt’s equity awards was amended and restated. See “—Outstanding Equity Awards at 2014 Fiscal Year-End” for a description of the vesting of Mr. DeWalt’s equity awards as of December 31, 2014.

In August 2013, Mr. DeWalt’s offer letter was amended to provide that any of Mr. DeWalt’s rights to severance, equity acceleration and/or change of control benefits under his offer letter would be superseded by eligibility for severance benefits under our Change of Control Severance Policy for Officers. See the disclosure under “Change of Control Severance Policy for Officers” for additional information.

Ashar Aziz

Effective November 19, 2012, we entered into an offer letter with Ashar Aziz, our founder, Vice Chairman of the Board and Chief Strategy Officer. The offer letter has no specific term and provides that Mr. Aziz is an at-will employee. Mr. Aziz’s current annual base salary is $300,000, and he is eligible for annual target incentive payments of $150,000 for 2015.

The offer letter clarified and confirmed the vesting schedule of each of Mr. Aziz’s equity awards. See “—Outstanding Equity Awards at 2014 Fiscal Year-End” for a description of the vesting of Mr. Aziz’s equity awards as of December 31, 2014.

Mr. Aziz’s offer letter also provides for the potential of future vesting acceleration of his equity awards as follows:

•	If we are subject to a change in control when Mr. Aziz is not an employee but is a director, then 100% of his unvested equity awards will vest.

•	If we are subject to a change in control when Mr. Aziz is an employee and Mr. Aziz subsequently terminates his employment, then, subject to his execution of a release of claims, Mr. Aziz’s equity awards will vest as if Mr. Aziz had completed an additional 24 months of employment following his termination of employment date.

Kevin R. Mandia

Effective December 30, 2013, we entered into an offer letter with Kevin R. Mandia, our President. The offer letter is for no specific term and provides that Mr. Mandia is an at-will employee. Mr. Mandia’s current annual base salary is $325,000, and he is eligible for annual target incentive payments of $325,000 for 2015. Mr. Mandia is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Pursuant to the terms of the offer letter, Mr. Mandia agreed that we would impose vesting requirements on a portion of the shares of our common stock that were issued to him as stock consideration as part of our acquisition of Mandiant, and that would otherwise have been fully vested shares of our common stock. As a result, we imposed the following vesting requirements on 469,813 shares of our common stock issued to Mr. Mandia upon the closing of the acquisition: one half of the total shares of revested stock vested on the first anniversary of the closing of the acquisition and one half of the total shares of revested stock shall vest on the second anniversary of the closing of the acquisition, subject to Mr. Mandia’s continued status as a service provider to us on such date. If Mr. Mandia’s status as a service provider to us is terminated prior to full vesting, then any unvested portion of the revested shares will be immediately forfeited to us without consideration. Notwithstanding the foregoing, if we terminate Mr. Mandia’s service without “cause” (as defined in our Change of Control Severance Policy for Officers) or breach the terms of his offer letter, the vesting of such revested shares automatically accelerates in full. The terms and conditions of the revested stock are also set forth in a consideration holdback agreement between Mr. Mandia and us.

The offer letter also contains certain covenants regarding activities that Mr. Mandia cannot engage in while providing services to us. In addition, Mr. Mandia entered into a key employee non-competition agreement, or non-competition agreement, with us, which provides that he will not, for a period of time equal to the later of (a) the period commencing on December 30, 2013 and ending on the second anniversary of such date, or (b) only if he does not work in California, the period commencing on December 30, 2013 and ending 18 months after the termination of his employment or consulting agreement with us or any of our affiliates, compete with us by engaging in any “competing business purpose” (as defined in the non-competition agreement) in the “restricted territory” (as defined in the non-competition agreement). The non-competition agreement also contains standard non-solicitation provisions, preventing Mr. Mandia from (i) soliciting any of our employees (including former Mandiant employees) or consultants to leave his or her employment and (ii) asking any of our employees (including former Mandiant employees) or consultants to engage in any activity which Mr. Mandia is prohibited from engaging in under the terms of the non-competition agreement.

Alexa King

Effective August 1, 2013, we entered into a confirmatory offer letter with Alexa King, our Senior Vice President, General Counsel and Secretary. The offer letter is for no specific term and provides that Ms. King is an at-will employee. Ms. King’s current annual base salary is $270,000, and she is eligible for annual target incentive payments equal to $135,000 for 2015. Ms. King is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

John McGee

On July 4, 2014, we entered into an offer letter with John McGee, our Senior Vice President of Worldwide Sales. The offer letter is for no specific term and provides that Mr. McGee is an at-will employee. Mr. McGee’s current annual base salary is $410,000, and he is eligible for annual target incentive payments equal to $400,000 for 2015. Mr. McGee is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Michael J. Sheridan

Effective August 1, 2013, we entered into a confirmatory offer letter with Michael J. Sheridan, our Senior Vice President and Chief Financial Officer. The offer letter is for no specific term and provides that Mr. Sheridan is an at-will employee. Mr. Sheridan’s current annual base salary is $290,000, and he is eligible for annual target incentive payments equal to $217,500 for 2015. Mr.  Sheridan is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Other Employment Agreements

Bahman Mahbod

Effective August 1, 2013, we entered into a confirmatory offer letter with Bahman Mahbod, our former Senior Vice President, Engineering. The offer letter is for no specific term and provides that Mr. Mahbod is an at-will employee. Mr. Mahbod’s employment with us terminated in September 2014.

Jeffrey C. Williams

Effective August 1, 2013, we entered into a confirmatory offer letter with Jeffrey C. Williams, our Senior Vice President of Americas Sales. The offer letter is for no specific term and provides that Mr. Williams is an at-will employee. Mr. Williams’ current annual base salary is $225,000, and he is eligible for annual target incentive payments equal to $225,000 for 2015. Mr. Williams is also eligible for severance benefits under our Change of Control Severance Policy for Officers. Mr. Williams ceased being an executive officer of the Company on August 4, 2014 in connection with his transition to the role of Senior Vice President of Americas Sales.

Definitions for Offer Letter with Mr. Aziz

For purposes of the offer letter with Mr. Aziz, “cause” means generally:

•	the unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us;

•	the material breach of any agreement between us and the named executive officer;

•	the material failure to comply with our written policies or rules;

•	the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

•	gross negligence or willful misconduct;

•	the continuing failure to perform assigned duties after receiving written notification of the failure from the board of directors; or

•	the failure to cooperate in good faith with a governmental or internal investigation of the company or our directors, officers or employees, if we have requested such cooperation;

provided, however, that “cause” will not be deemed to exist in the certain events above unless the named executive officer has been provided with (i) 30 days’ written notice by the board of directors of the act or omission constituting “cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure (as determined by the board of directors in its sole discretion).

For purposes of the offer letter with Mr. Aziz, “good reason” means generally any of the following without the named executive officer’s consent:

•	a material reduction of base salary as set forth in the agreement or as such base salary may be increased during the course of employment;

•	a material reduction of target bonus as set forth in the agreement or as such target bonus may be increased during the course of employment;

•	a material reduction in duties, authority, reporting relationship or responsibilities, including (i) in the event of a “change in control,” the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of the position occupied immediately preceding such change in control, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with their experience and the position that they occupied prior to such change in control or (ii) a material diminution in the budget and number of subordinates;

•	a requirement to relocate to a location more than 35 miles from the then-current office location;

•	a material violation by us of a material term of any employment, severance or change of control agreement; or

•	a failure by any successor entity to assume the offer letter.

A resignation for “good reason” will not be deemed to have occurred unless Mr. Aziz gives us written notice of the condition within 90 days after the condition comes into existence and we fail to remedy the condition within 30 days after receiving the written notice.

For purposes of the offer letter with Mr. Aziz, “change in control” means (i) the consummation of a merger or consolidation of us with or into another entity or (ii) the dissolution, liquidation or winding up of our company. The foregoing notwithstanding, a merger or consolidation of our company does not constitute a “change in control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were our company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of our company’s capital stock immediately prior to the merger or consolidation. The foregoing notwithstanding, a transaction will not constitute a “change in control” unless such transaction also constitutes a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5), without regard to any alternative percentages thereunder.

Change of Control Severance Policy for Officers

In July 2013, our compensation committee adopted and approved a Change of Control Severance Policy for Officers, or the Severance Policy. All of our executive officers and certain non-executive vice presidents (including senior vice presidents) (collectively referred to as “eligible employees”) are generally eligible for severance benefits under the Severance Policy, subject to the conditions described below. Each eligible employee may receive benefits upon a qualified termination of employment three months prior to, or 12 months following a change of control, or the change of control period. In addition, eligible employees may receive severance benefits for qualified terminations of employment unrelated to a change of control. The benefits in the Severance Policy vary based on whether an eligible employee is an executive officer, or Tier 1 Executive, or a non-executive officer, or Tier II Executive.

In the event of a termination of employment without “cause” (as generally defined below) outside of the change of control period, an eligible employee will receive the following:

•	Tier I Executive:
•	lump-sum 12 months base salary payment; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum 6 months base salary payment; and

•	paid COBRA continuation for 6 months.

In the event of a termination of employment without cause or a resignation for “good reason” (as generally defined below), in each case, during the change of control period, an eligible employee will receive the following:

•	Tier I Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

To be an eligible employee, the participant must enter into a participation agreement with us. Also, all severance benefits under the Severance Policy are subject to the eligible employee executing a release of clams. Mr. Aziz is not an eligible employee for purposes of the Severance Policy because he elected not to enter into a participation agreement with us.

Benefits under the Severance Policy replace any then-existing severance and/or change of control benefit that an eligible employee had previously.

For purposes of the Severance Policy, “cause” has the same general meaning as in the offer letter with Mr. Aziz described above.

For purposes of the Severance Policy, “good reason” means generally any of the following without an eligible employee’s consent:

•	a material reduction in duties, authority, reporting relationship, or responsibilities;

•	a material reduction in annual cash compensation;

•	a requirement to relocate to a location more than twenty miles from the eligible employee’s then-current office location;

•	a material breach by us of the eligible employee’s employment agreement or any other agreement between the eligible employee and us; or

•	a failure by any successor entity to assume the Severance Policy.

Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control

Ashar Aziz

Pursuant to the terms of Mr. Aziz’s offer letter, if we are subject to a change of control when Mr. Aziz is not an employee but is a director, then 100% of his then unvested equity awards will vest. If a change of control had been effective as of December 31, 2014, the total value of Mr. Aziz’s accelerated awards would have been $11,896,534. If we are subject to a change of control when Mr. Aziz is an employee and Mr. Aziz subsequently terminates his employment, then, subject to his execution of a release of claims, Mr. Aziz’s equity awards will vest as if Mr. Aziz had completed an additional 24 months of employment following the date on which his employment is terminated. If, following a change of control, Mr. Aziz had terminated his employment with us as of December 31, 2014, the total value of Mr. Aziz’s accelerated awards would have been $11,896,534. The actual amounts to be paid in connection with any of the trigger events described above can only be determined at the time the trigger event occurs.

Other Named Executive Officers

Potential Payments Upon Termination of Employment Outside of the Change of Control Period

The table below shows the estimated benefits and compensation that each Named Executive Officer other than Mr. Aziz would have received under the Severance Policy if the Named Executive Officer had been terminated without cause on December 31, 2014, assuming that such termination occurred outside of a change of control period.

Name	Salary Continuation($)	Value of Continued Health Care Premiums($)	Total($)
David G. DeWalt	350,000	21,206	371,206
Alexa King	250,000	23,706	273,706
Bahman Mahbod(1)	—	—	—
John McGee	410,000	25,206	435,206
Michael J. Sheridan	265,000	23,706	288,706
Jeffrey C. Williams	225,000	23,706	248,706

(1)	Mr. Mahbod’s employment with us terminated in September 2014 and he did not receive any payments under the Severance Policy.

Potential Payments Upon Termination of Employment During the Change of Control Period

The table below shows the estimated benefits and compensation that each Named Executive Officer other than Mr. Aziz would have received under the Severance Policy if the Named Executive Officer had been terminated without cause, or had resigned for good reason, on December 31, 2014, assuming that such termination or resignation for good reason occurred within a change of control period.

			Acceleration
Name	Salary Continuation($)	Pro rata Cash Incentive($)(1)	Option Awards($)	Stock Awards($)	Value of Continued Health Care Premiums($)	Total($)
David G. DeWalt	350,000	350,000	4,885,267	57,877,614	21,206	63,484,087
Alexa King	250,000	125,000	—	5,508,879	23,706	5,986,535
Bahman Mahbod(2)	—	—	—	—	—	—
John McGee	410,000	200,000	—	5,747,529	25,206	6,382,735
Michael J. Sheridan	265,000	198,800	—	6,484,575	23,706	7,051,031
Jeffrey C. Williams	225,000	225,000	16,210,996	2,382,459	23,706	19,146,111

(1)	Represents amount of target annual cash incentive opportunity as of December 31, 2014.
(2)	Mr. Mahbod’s employment with us terminated in September 2014 and he did not receive any payments under the Severance Policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding stock options that were assumed by us in connection with our acquisition of Mandiant or nPulse Technologies, which originally granted those stock options. However, footnote 3 to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2014, and the weighted average exercise price of those assumed stock options.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	22,700,599	$9.64	15,997,294
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	22,700,599	$9.64	15,997,294

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.
(2)	Includes the following plans: FireEye, Inc. 2008 Stock Plan, FireEye, Inc. 2013 Equity Incentive Plan (“2013 Plan”) and FireEye, Inc. 2013 Employee Stock Purchase Plan (“ESPP”). Our 2013 Plan provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,100,000 shares of common stock, (ii) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,700,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On January 1, 2015, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 7,642,993 shares and 1,528,598 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	The table does not include information for the Mandiant Corporation 2006 Equity Incentive Plan, Mandiant Corporation 2011 Equity Incentive Plan, FireEye, Inc. Umbrella Plan for Assumed Options and nPulse Technologies, Inc. 2012 Stock Incentive Plan, which are equity compensation plans governing stock options assumed by us in connection with the acquisitions of Mandiant and nPulse Technologies. As of December 31, 2014, there were a total of 3,614,642 shares subject to outstanding stock options assumed by us in connection with the acquisitions of Mandiant and nPulse Technologies. Those outstanding stock options had a weighted average exercise price of $6.44 per share. No additional awards may be made under those plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 13, 2015 for:

•	each of our directors and nominees for director;

•	each of the Named Executive Officers;

•	all of our current directors and current executive officers as a group; and

•	each person or group who is known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 156,202,539 shares of our common stock outstanding as of April 13, 2015. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 13, 2015, or issuable pursuant to restricted stock units that are subject to vesting conditions expected to occur within 60 days of April 13, 2015, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035.

Name of Beneficial Owner+	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Morgan Stanley(1)	9,500,966	6.1%
Ashar Aziz(2)	9,064,228	5.8%
Prudential Financial, Inc.(3)	9,112,244	5.8%
Capital Research Global Investors(4)	9,124,313	5.8%
Jennison Associates LLC(5)	9,107,594	5.8%
Directors and Named Executive Officers:
David G. DeWalt(6)	4,722,072	3.0%
Ashar Aziz(2)	9,064,228	5.8%
Alexa King(7)	336,248	*
Bahman Mahbod(8)	872,643	*
John McGee	22,793	*
Michael J. Sheridan(9)	1,129,818	*
Jeffrey C. Williams(10)	485,018	*
Ronald E. F. Codd(11)	240,886	*
William M. Coughran Jr.(12).	6,424	*
Robert F. Lentz(13)	302,099	*
Enrique Salem(14)	187,970	*
Kimberly Alexy	—	—
All current directors and current executive officers as a group (11 persons)(15)	19,036,178	12.1%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

+	Certain options to purchase shares of our capital stock included in this table are early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.
(1)	As of December 31, 2014, the reporting date of Morgan Stanley’s filing with the SEC on February 12, 2015 pursuant to Section 13(g) of the Exchange Act, Morgan Stanley, as parent holding company, has sole voting power with respect to 9,376,652 shares and shared dispositive power with respect to 9,500,966 shares. The securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036, and the address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY 10036.
(2)	Consists of 9,064,228 shares held of record by Mr. Aziz, as Trustee of the Ashar Aziz Family Trust dated March 16, 2012, 237,392 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following April 13, 2015. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Mr. Aziz ceases to provide services to us prior to the date on which all such shares have vested. Mr. Aziz, as trustee, has sole voting and investment power with respect to the shares held of record by the Ashar Aziz Family Trust dated March 16, 2012.
(3)	As of December 31, 2014, the reporting date of Prudential Financial, Inc.’s filing with the SEC on February 13, 2015 pursuant to Section 13(g) of the Exchange Act, Prudential Financial, Inc., as parent holding company, has sole voting power with respect to 514,398 shares, shared voting power with respect to 4,161,246 shares, sole dispositive power with respect to 514,398 shares and shared dispositive power with respect to 8,597,846 shares. Such shares consist of (i) 9,107,594 shares held of record by Jennison Associates LLC and (ii) 4,650 shares held of record by Quantitative Management Associates LLC, both of which are subsidiaries of Prudential Financial, Inc. Prudential Financial, Inc., as the parent holding company of these entities, may be deemed the beneficial owner of the shares. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102.
(4)	As of December 31, 2014, the reporting date of Capital Research Global Investors’ filing with the SEC on February 13, 2015 pursuant to Section 13(g) of the Exchange Act, Capital Research Global Investors, as investment advisor, has sole voting and dispositive power with respect to 9,124,313 shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(5)	As of December 31, 2014, the reporting date of Jennison Associates LLC’s filing with the SEC on February 9, 2015 pursuant to Section 13(g) of the Exchange Act, Jennison Associates LLC (“Jennison”), as investment advisor to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”), has sole voting power with respect to 4,670,994 shares and shared dispositive power with respect to 9,107,594 shares. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the shares held by the Managed Portfolios. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, NY 10017.
(6)

Consists of (i) 4,103,128 shares held of record by Mr. DeWalt, 1,252,734 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following April 13, 2015 and 61,804 of which were issued pursuant to a stock grant and remained subject to further vesting as of 60 days following April 13, 2015, (ii) 180,944 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 2015, 113,090 of which will be fully vested as of such date, (iii) 219,000 shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of David G. DeWalt 2009 Irrevocable Trust, and (iv) 219,000 shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of Mary Kathleen DeWalt 2009 Irrevocable Trust. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options. We have a right to repurchase any unvested shares issued upon early exercise of stock options at the original exercise price if Mr. DeWalt ceases to provide services to us prior to the date on which all such shares have vested. The unvested shares issued pursuant to the stock grant are subject to forfeiture if Mr. DeWalt ceases to provide services to us prior to the date on which all such shares have vested. Mr. DeWalt shares voting and investment power with respect to the shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of the David G. DeWalt 2009 Irrevocable Trust and David G. DeWalt and Mary Kathleen DeWalt, trustees of the Mary Kathleen DeWalt 2009 Irrevocable Trust.
(7)	Consists of 17,248 held of record by Ms. King, (ii) 296,500 shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship, 80,209 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following April 13, 2015, and (iii) 22,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Ms. King ceases to provide services to us prior to the date on which all shares have vested. Ms. King has shared voting and investment power with respect to the shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship.
(8)	Represents shares held as of September 30, 2014, Mr. Mahbod’s last day of employment with us, consisting of (i) 679,610 shares held of record by Mr. Mahbod and (ii) 193,033 shares issuable pursuant to stock options outstanding and exercisable as of the date of his termination.
(9)	Consists of (i) 1,100,318 shares held of record by Mr. Sheridan, (ii) 22,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015, and (iii) 7,000 shares held of record by Mr. Sheridan, as custodian for the benefit of his minor children.
(10)	Consists of (i) 47,991 shares held of record by Mr. Williams, (ii) 414,527 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 2015, all of which will be fully vested as of such date, and (iii) 22,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015.
(11)	Consists of (i) 109,119 shares held of record by the Codd Revocable Trust Dtd March 6, 1998, (ii) 125,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 2015, 52,083 of which will be fully vested as of such date, and (iii) 6,767 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015. Mr. Codd, as trustee, has shared voting and investment power with respect to the shares held of record by the Codd Revocable Trust Dtd March 6, 1998.
(12)	Represents shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015.
(13)	Consists of (i) 295,804 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 2015, all of which will be fully vested as of such date and (ii) 6,295 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015.
(14)	Consists of (i) 181,584 shares held of record by Mr. Salem, 33,333 of which were issued upon early exercise of stock options and remained subject to further vesting as of 60 days following April 13, 2015 and (ii) 6,386 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015. Shares issued upon early exercise of stock options remain subject to the vesting schedule applicable to the exercised stock options, and we have a right to repurchase any unvested shares at the original exercise price if Mr. Salem ceases to provide services to us prior to the date on which all such shares have vested.
(15)	Consists of (i) 18,363,558 shares beneficially owned by our current directors and current executive officers, 1,968,893 of which remained subject to further vesting as of 60 days following April 13, 2015, (ii) 601,748 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 13, 2015, 465,977 of which will be fully vested as of such date, and (iii) 70,872 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 13, 2015.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investors’ Rights Agreement

In connection with the acquisition of Mandiant, on December 30, 2013, we amended and restated our investors’ rights agreement, dated as of December 27, 2012, among us and certain of our stockholders who are signatories thereto. The amended and restated investors’ rights agreement is referred to below as the “rights agreement.” Under the terms of the rights agreement, former holders of our convertible preferred stock and certain stockholders who received shares of our common stock in connection with the Mandiant acquisition have certain registration rights, including the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. The related persons that have registration rights pursuant to the rights agreement are David DeWalt, Kevin Mandia, affiliates of DAG Ventures, affiliates of Sequoia Capital, affiliates of Norwest Venture Partners, and entities affiliated with Gaurav Garg, a former member of our board of directors.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and certain of our executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our audit committee has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we were, are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $50,000, and (iii) in which a related person had, has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenue, (iv) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (v) transactions available to all U.S. employees generally.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2014, all Section 16(a) filing requirements were satisfied on a timely basis, except that Mr. Salem filed one late Form 4 (reporting four transactions).

Available Information

Our financial statements for our fiscal year ended December 31, 2014 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on the Investor Relations section of our website at investors.FireEye.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to FireEye, Inc., Attention: Investor Relations, 1440 McCarthy Blvd., Milpitas, California 95035.

Company Website

We maintain a website at www.FireEye.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Milpitas, California

April 24, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

FIREEYE, INC.

JUNE 11, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18620

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230000000000000000 0 061115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. To elect two Class II directors:

FOR ALL NOMINEES NOMINEES:

WITHHOLD AUTHORITY O Ashar Aziz

FOR ALL NOMINEES O David G. DeWalt

FOR ALL EXCEPT

(See instructions below)

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2.

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FIREEYE, INC.

Proxy for Annual Meeting of Stockholders on June 11, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David G. DeWalt, Michael J. Sheridan and Alexa King as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of FireEye, Inc. held of record by the undersigned at the close of business on April 13, 2015 at the Annual Meeting of Stockholders to be held on June 11, 2015 at 11:00 a.m. Pacific Time at 1390 McCarthy Blvd., Milpitas, California 95035, and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

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